SECOND AMENDED AND RESTATED
FINANCING AND SECURITY AGREEMENT

Dated

December 11, 2006

By and Among

ARGAN INC.,

SOUTHERN MARYLAND CABLE, INC.,

VITARICH LABORATORIES, INC.,

GEMMA POWER, INC.,

GEMMA POWER SYSTEMS CALIFORNIA, INC.,

GEMMA POWER SYSTEMS, LLC,

GEMMA POWER HARTFORD, LLC

And

BANK OF AMERICA, N.A.

i

Section 3.6	Costs.	36
Section 3.7	Release.	36
Section 3.8	Inconsistent Provisions.	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES		37
Section 4.1	Representations and Warranties.	37
4.1.1	Subsidiaries.	37
4.1.2	Existence.	37
4.1.3	Power and Authority.	37
4.1.4	Binding Agreements.	37
4.1.5	No Conflicts.	37
4.1.6	No Defaults, Violations.	38
4.1.7	Compliance with Laws.	38
4.1.8	Margin Stock.	38
4.1.9	Investment Company Act; Margin Stock.	38
4.1.10	Litigation.	39
4.1.11	Financial Condition.	39
4.1.12	Full Disclosure.	39
4.1.13	Indebtedness for Borrowed Money.	39
4.1.14	Taxes.	39
4.1.15	ERISA.	40
4.1.16	Title to Properties.	40
4.1.17	Patents, Trademarks, Etc.	40
4.1.18	Employee Relations.	40
4.1.19	Presence of Hazardous Materials or Hazardous Materials Contamination.	41
4.1.20	Perfection and Priority of Collateral.	41
4.1.21	Collateral Disclosure List.	41
4.1.22	Business Names and Addresses.	41
4.1.23	Equipment.	42
4.1.24	Inventory.	42
4.1.25	Accounts.	42
4.1.26	Solvency	42
4.1.27	Pro-forma Financial Statements.	42
4.1.28	Acquisition Agreement.	43
4.1.29	Certain Documents.	43
Section 4.2	Survival; Updates of Representations and Warranties.	43

ARTICLE V CONDITIONS PRECEDENT		43
Section 5.1	Conditions to the Initial Advance and Letter of Credit.	43
5.1.1	Organizational Documents - Borrowers.	43
5.1.2	Opinion of Borrowers’ Counsel.	44
5.1.3	Consents, Licenses, Approvals, Etc.	44
5.1.4	Notes.	44
5.1.5	Financing Documents and Collateral.	44
5.1.6	Other Documents, Etc.	44
5.1.7	Payment of Fees.	45
5.1.8	Collateral Disclosure List.	45
5.1.9	Recordings and Filings.	45
5.1.10	Insurance Certificate.	45
5.1.11	Pro-forma Balance Sheet and Projections.	45
5.1.12	Adverse Change.	45
Section 5.2	Conditions to all Extensions of Credit.	45
5.2.1	Compliance.	45
5.2.2	Default.	45

5.2.3	Representations and Warranties.	46
5.2.4	Adverse Change.	46
5.2.5	Legal Matters.	46
Section 5.3	Conditions to Acquisition Term Loan and Letter of Credit.	46
5.3.1	Acquisition Term Note.	46
5.3.2	Acquisition.	46
5.3.3	Lien Searches.	47
5.3.4	Pledged Equity and Membership Interests; Stock Powers; Pledged Notes.	47
5.3.5	Financial Covenants.	47
5.3.6	Default.	48
5.3.7	Interest Rate Protection Agreement.	48
5.3.8	Compliance.	48
5.3.9	Other Documents, Etc.	48
5.3.10	Legal Matters.	48

ARTICLE VI COVENANTS OF THE BORROWERS		48
Section 6.1	Affirmative Covenants.	48
6.1.1	Financial Statements.	48
6.1.2	Reports to SEC and to Stockholders.	49
6.1.3	Recordkeeping, Rights of Inspection, Field Examination, Etc.	49
6.1.4	Existence.	50
6.1.5	Compliance with Laws.	50
6.1.6	Preservation of Properties.	51
6.1.7	Line of Business.	51
6.1.8	Insurance.	51
6.1.9	Taxes.	51
6.1.10	ERISA.	52
6.1.11	Notification of Events of Default and Adverse Developments.	52
6.1.12	Hazardous Materials; Contamination.	53
6.1.13	Disclosure of Significant Transactions.	53
6.1.14	Financial Covenants.	53
6.1.15	Collection of Receivables.	54
6.1.16	Assignments of Receivables.	54
6.1.17	Government Accounts.	55
6.1.18	Inventory.	55
6.1.19	Maintenance of the Collateral.	55
6.1.20	Equipment.	55
6.1.21	Defense of Title and Further Assurances.	56
6.1.22	Business Names; Locations.	56
6.1.23	Use of Premises and Equipment.	56
6.1.24	Protection of Collateral.	57
6.1.25	Appraisals.	57
Section 6.2	Negative Covenants.	57
6.2.1	Capital Structure, Merger, Acquisition or Sale of Assets.	57
6.2.2	Subsidiaries.	58
6.2.3	Issuance of Stock.	58
6.2.4	Purchase or Redemption of Securities, Dividend Restrictions.	58
6.2.5	Indebtedness.	58
6.2.6	Investments, Loans and Other Transactions.	59
6.2.7	Stock of Subsidiaries.	59
6.2.8	Subordinated Indebtedness.	59
6.2.9	Liens; Confessed Judgment.	60
6.2.10	Transactions with Affiliates.	60
6.2.11	Other Businesses.	60
6.2.12	ERISA Compliance.	60

6.2.13	Prohibition on Hazardous Materials.	61
6.2.14	Method of Accounting; Fiscal Year.	61
6.2.15	Compensation.	61
6.2.16	Transfer of Collateral.	61
6.2.17	Sale and Leaseback.	61
6.2.18	Disposition of Collateral.	61
6.2.19	Interest Rate Protection Agreements.	62
6.2.20	Amendments to Acquisition Documents	62

ARTICLE VII DEFAULT AND RIGHTS AND REMEDIES		62
Section 7.1	Events of Default.	62
7.1.1	Failure to Pay.	63
7.1.2	Breach of Representations and Warranties.	63
7.1.3	Failure to Comply with Covenants.	63
7.1.4	Other Defaults.	63
7.1.5	Default Under Other Financing Documents or Obligations.	63
7.1.6	Receiver; Bankruptcy.	63
7.1.7	Involuntary Bankruptcy, etc.	64
7.1.8	Judgment.	64
7.1.9	Execution; Attachment.	64
7.1.10	Default Under Other Borrowings.	64
7.1.11	Challenge to Agreements.	64
7.1.12	Material Adverse Change.	65
7.1.13	Impairment of Position.	65
7.1.14	Liquidation, Termination, Dissolution, Change in Responsible Officers.	65
7.1.15	Swap Default.	65
Section 7.2	Remedies.	65
7.2.1	Acceleration.	65
7.2.2	Further Advances.	65
7.2.3	Uniform Commercial Code.	66
7.2.4	Specific Rights With Regard to Collateral.	66
7.2.5	Application of Proceeds.	67
7.2.6	Performance by Lender.	68
7.2.7	Other Remedies.	68

ARTICLE VIII MISCELLANEOUS		68
Section 8.1	Notices.	68
Section 8.2	Amendments; Waivers.	69
Section 8.3	Cumulative Remedies.	70
Section 8.4	Severability.	71
Section 8.5	Assignments by Lender.	71
Section 8.6	Participations by Lender.	71
Section 8.7	Disclosure of Information by Lender.	72
Section 8.8	Successors and Assigns.	72
Section 8.9	Continuing Agreements.	72
Section 8.10	Enforcement Costs.	72
Section 8.11	Applicable Law; Jurisdiction.	73
8.11.1	Applicable Law.	73
8.11.2	Submission to Jurisdiction.	73
8.11.3	Appointment of Agent for Service of Process.	73
8.11.4	Service of Process.	73
Section 8.12	Duplicate Originals and Counterparts.	74

v

LIST OF EXHIBITS

A.	Additional Borrower Joinder Supplement
B-1.	Amended and Restated Revolving Credit Note
B-2.	Amended and Restated 2006Term Note
B-3.	Acquisition Term Note
C.	Form of Compliance Certificate
D.	Form of Stock Pledge Agreement
E.	Form of Assignment of Membership Interest
F.	Form of Pledge and Assignment Agreement
G.	Form of Letter of Credit Agreement
H-1	Pro-forma Balance Sheet
H-2	Pro-forma Financial Projections

LIST OF SCHEDULES

Schedule 1.1	Copyrights, Patents and Trademarks
Schedule 2.1.5	Investment Accounts
Schedule 4.1.10	Litigation
Schedule 4.1.13	Indebtedness for Borrowed Money
Schedule 4.1.18	Employee Relations
Schedule 4.1.20	Perfection and Priority of Collateral
Schedule 6.2.3	Issuance of Stock
Schedule 6.2.16	Transfer of Collateral

SECOND AMENDED AND RESTATED

FINANCING AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made this 11th day of December 2006, by and among ARGAN, INC. (formerly Puroflow Incorporated), a corporation organized under the laws of the State of Delaware (“Argan”), SOUTHERN MARYLAND CABLE, INC., a corporation organized under the laws of the State of Delaware (“SMC”), VITARICH LABORATORIES, INC. (formerly AGAX/VLI Acquisition Corporation), a corporation organized under the laws of the State of Delaware (“Vitarich”), GEMMA POWER, INC., a corporation organized under the laws of the State of Connecticut (“GP”), GEMMA POWER SYSTEMS CALIFORNIA, INC., a corporation organized under the laws of the State of California (“GPSC”), GEMMA POWER SYSTEMS, LLC, a limited liability company organized under the laws of the State of Connecticut (“GPS”), and GEMMA POWER HARTFORD, LLC, a limited liability company organized under the laws of the State of Connecticut (“GPH”), jointly and severally (each of Argan, SMC, Vitarich, GP, GPSC, GPS, and GPH, a “Borrower” and collectively, the “Borrowers”); and BANK OF AMERICA, N.A., a national banking association, its successors and assigns (the “Lender”).

RECITALS

A. The Lender, Argan and SMC have entered into that certain Financing and Security Agreement, dated as of August 19, 2003, as amended and restated by that certain Amended and Restated Financing and Security Agreement, dated as of May 5, 2006, by and among Argan, SMC, Vitarich and the Lender (as thereafter amended from time to time, the “Existing Financing Agreement”). Pursuant to the Existing Financing Agreement, the Lender agreed to make certain loans described therein, and other financial accommodations to Argan, SMC, and Vitarich.

B. The Borrowers have requested that the Lender make available a new term loan and a new standby letter of credit facility to the Borrowers.

C. The Borrowers and the Lender have agreed, pursuant to this Agreement, to amend and restate the Existing Financing Agreement in its entirety. The Lender is willing to make the credit facilities available jointly and severally to the Borrowers upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend and restate the Existing Financing Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“2006 Term Loan” has the meaning described in Section 2.2.1 (2006 Term Loan Commitment).

“2006 Term Loan Commitment” has the meaning described in Section 2.2.1 (2006 Term Loan Commitment).

“2006 Term Loan Committed Amount” has the meaning described in Section 2.2.1 (2006 Term Loan Commitment).

“2006 Term Loan Facility” means the term loan facility established by the Lender pursuant to Section 2.2.1 (2006 Term Loan Facility).

“2006 Term Note” has the meaning described in Section 2.2.1(b) (The 2006 Term Note).

“Account” individually and “Accounts” collectively mean all presently existing or hereafter acquired or created accounts, accounts receivable, health-care insurance receivables, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in, or a lease of, goods, all rights to payment of a monetary obligation or other consideration under present or future contracts (including, without limitation, all rights (whether or not earned by performance) to receive payments under presently existing or hereafter acquired or created letters of credit), or by virtue of property that has been sold, leased, licensed, assigned or otherwise disposed of, services rendered or to be rendered, loans and advances made or other considerations given, by or set forth in or arising out of any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements or general interest in goods which gave rise to any or all of the foregoing, including all commercial tort claims, other claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including, without limitation, real property mortgages and deeds of trust) Supporting Obligations, letter-of-credit rights and letters of credit given by any Person with respect to any of the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Lender for the account of any of the Borrowers pursuant to agreement or overdrafts.

“Acquired Company” means each of Gemma Power Systems, LLC, a Connecticut limited liability company, Gemma Power, Inc., a corporation organized under the laws of the State of Connecticut, Gemma Power Systems California, Inc., a corporation organized under the laws of the State of California, and Gemma Power Hartford, LLC, a limited liability company organized under the laws of the State of Connecticut and each of its Affiliates, Subsidiaries, successors and assigns and “Acquired Companies” means the collective reference to each of GPS, GP, GPSC and GPH.

“Acquisition” has the meaning described in Section 5.3.2.

“Acquisition Agreement” means each of (i) the Membership Interest Purchase Agreement, dated as of December 8, 2006 among Argan, GPS, GP, GPSC, William F. Griffin, Jr. and Joel M. Cannio and (ii) the Stock Purchase Agreement, dated as of December 8, 2006 among Argan, GP, GPSC, William F. Griffin, Jr. and Joel M. Cannio and “Acquisition Agreements” means the collective reference to each of the Membership Interest Purchase Agreement and the Stock Purchase Agreement.

“Acquisition Documentation” means collectively, the Acquisition Agreements and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof, previously, now or hereafter executed and delivered by Argan, each Acquired Company or any other Person in connection with the Acquisition, in each case as amended, supplemented or otherwise from time to time in accordance with Section 6.2.20.

“Acquisition Term Loan” has the meaning described in Section 2.2.2 (Acquisition Term Loan).

“Acquisition Term Loan Commitment” has the meaning described in Section 2.2.2 (Acquisition Term Loan Commitment).

“Acquisition Term Loan Committed Amount” has the meaning described in Section 2.2.2 (Acquisition Term Loan Commitment).

“Acquisition Term Loan Facility” means the term loan facility established by the Lender pursuant to Section 2.2.2 (Acquisition Term Loan Facility).

“Acquisition Term Loan Fee” has the meaning described in Section 2.2.5 (The Acquisition Term Loan Fee).

“Acquisition Term Loan Mandatory Prepayment” has the meaning described in Section 2.2.4(b) (The Acquisition Term Loan Mandatory Prepayment).

“Acquisition Term Note” has the meaning described in Section 2.2.2(b) (The Acquisition Term Note).

“Additional Borrower” means each Person that has executed and delivered an Additional Borrower Joinder Supplement that has been accepted and approved by the Lender.

“Additional Borrower Joinder Supplement” means an Additional Borrower Joinder Supplement in substantially the form attached hereto as EXHIBIT A, with the blanks appropriately completed and executed and delivered by the Additional Borrower and accepted by Argan on behalf of the Borrowers.

“Adjustment Date” has the meaning described in Section 8.5 (Assignments by Lender).

“Affiliate” means, with respect to any designated Person, any other Person, (a) directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated, (b) directly or indirectly owning or holding ten percent (10%) or more of any equity interest in such designated Person, or (c) ten percent (10%) or more of whose stock or other equity interest is directly or indirectly owned or held by such designated Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

“Agreement” means this Second Amended and Restated Financing and Security Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 8.2 (Amendments; Waivers).

“Argan” means Argan, Inc. (formerly Puroflow Incorporated), a corporation organized under the laws of the State of Delaware, and its successors and assigns.

“Assignee” means any Person to which the Lender assigns all or any portion of its interests under this Agreement, any Commitment, and any Loan, in accordance with the provisions of Section 8.5 (Assignments by Lender), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.

“Assignments of Membership Interests” means the collective reference to each of the pledge, assignment and security agreements dated as of the Closing Date from each of the members of Gemma Power Systems, LLC and Gemma Power Hartford, LLC, for the benefit of Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified in the form of EXHIBIT E attached hereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.

“Bonded Contract” means any and all contracts of the Acquired Companies now or hereinafter bonded by Travelers or its affiliate companies for the benefit of any Acquired Company; “Bonded Contracts” means the collective reference to all Bonded Contracts.

“Borrower” means each Person defined as a “Borrower” in the preamble of this Agreement and each Additional Borrower; “Borrowers” means the collective reference to all Persons defined as “Borrowers” in the preamble to this Agreement and all Additional Borrowers.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State are authorized or required to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditure” means an expenditure (whether payable in cash or other property or accrued as a liability) for Fixed or Capital Assets, including, without limitation, the entering into of a Capital Lease.

“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, the Lender, any Affiliate of the Lender, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, the Lender and (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.

“Chattel Paper” means a record or records (including, without limitation, electronic chattel paper) that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, or a lease of specific goods; all Supporting Obligations with respect thereto; any returned, rejected or repossessed goods and software covered by any such record or records and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods; and all Proceeds of the foregoing.

“Closing Date” means the date set forth in the preamble hereof.

“Collateral” means all property of each and every Borrower subject from time to time to the Liens of this Agreement, any of the Security Documents and/or any of the other Financing Documents, together with any and all Proceeds thereof.

“Collateral Account” has the meaning described in Section 2.1.8 (The Collateral Account).

“Collateral Disclosure List” has the meaning described in Section 3.3 (Collateral Disclosure List).

“Collection” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Accounts or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to an Account, and other proceeds of Collateral; and “Collections” means the collective reference to all of the foregoing.

“Commitment” means the Revolving Credit Commitment, the 2006 Term Loan Commitment, the Acquisition Term Loan Commitment or the Letter of Credit Commitment, as the case may be, and “Commitments” means the collective reference to the Revolving Credit Commitment, the 2006 Term Loan Commitment, the Acquisition Term Loan Commitment, the Letter of Credit Commitment and the commitment for any loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other Credit Facility now or hereafter provided to any of the Borrowers by the Lender whether under this Agreement or otherwise.

“Committed Amount” means the Revolving Credit Committed Amount, the 2006 Term Loan Committed Amount or the Acquisition Term Loan Committed Amount, as the case may be, and “Committed Amounts” means collectively the Revolving Credit Committed Amount, the 2006 Term Loan Committed Amount or the Acquisition Term Loan Committed Amount.

“Compliance Certificate” means a periodic Compliance Certificate described in Section 6.1.1 (Financial Statements).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with any Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“Copyrights” means and includes, in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, copyright applications, and all renewals of any of the foregoing, including without limitation, those set forth in Schedule 1.1 attached hereto, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, current or future infringements of any of the foregoing, (c) the right to sue for past, present and future infringements of any of the foregoing, and (d) all rights corresponding to any of the foregoing throughout the world.

“Credit Facility” means the Revolving Credit Facility, the Letter of Credit Facility or either of the Term Loan Facilities as the case may be, and “Credit Facilities” means collectively the Revolving Credit Facility, the Letter of Credit Facility and the Term Loan Facilities and any and all other credit facilities now or hereafter extended under or secured by this Agreement.

“Current Letter of Credit Obligations” has the meaning described in Section 2.3.5 (Payments of Letters of Credit).

“Default” means an event which, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Documents” means all documents of title or receipts, whether now existing or hereafter acquired or created, and all Proceeds of the foregoing.

“EBITDA” means as to the Borrowers and their Subsidiaries on a consolidated basis for any period of determination thereof, the sum of (a) the net profit (or loss) determined in accordance with GAAP consistently applied, plus (b) interest expense for such period, plus (c) income tax provisions for such period, plus (d) depreciation and amortization of assets for such period, plus (e) non-cash stock compensation expense and plus [(f) non-cash impairment of goodwill arising from the acquisition of Vitarich].

“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of the Lender in connection with (a) the enforcement of any or all of the Obligations, this Agreement and/or any of the other Financing Documents and (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 3.6 (Costs) and/or Section 8.10 (Enforcement Costs), and further including, without limitation, amounts paid to lessors, processors, bailees, warehousemen, sureties, judgment creditors and others in possession of or with a Lien against or claimed against the Collateral.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and supplies of every nature, presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property and all of such types of property leased by any of the Borrowers and all of the Borrowers’ rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefore and all parts and equipment which may be attached to or which are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by any Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account” has the meaning described in Section 2.4 (Escrow Reserve).

“Escrow Fund” has the meaning described in Section 2.4 (Escrow Reserve).

“Escrow Pledge and Assignment Agreement” means that certain pledge and assignment agreement from the Borrowers for the benefit of the Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified substantially in the forms attached hereto as EXHIBIT I.

“Escrow Release Condition” has the meaning described in Section 2.4 (Escrow Reserve).

“Event of Default” has the meaning described in ARTICLE VII (Default and Rights and Remedies).

“Excess Cash Flow” means for any annual period of determination, an amount equal to EBITDA, less scheduled principal amortization on all Obligations, less interest expense on all Obligations, less capital expenditures, less cash taxes in each case for the Borrowers and its Subsidiaries on a consolidated basis.

“Excess Cash Flow Application Date” has the meaning described in Section 2.2.4(b) (Mandatory Prepayments of Acquisition Term Loan).

“Facilities” means the collective reference to the loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other credit facilities now or hereafter provided to any one or more of the Borrowers by the Lender.

“Fees” means the collective reference to each fee payable to the Lender under the terms of this Agreement or under the terms of any of the other Financing Documents.

“Financing Documents” means at any time collectively this Agreement, the Notes, the Security Documents, the Letter of Credit Documents, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by any Borrower, and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with this Agreement, any Note, any of the Security Documents, any of the Facilities, and/or any of the Obligations.

“Fixed or Capital Assets” of a Person at any date means all assets which would, in accordance with GAAP consistently applied, be classified on the balance sheet of such Person as property, plant or equipment at such date.

“Fixed Charges” means as to the Borrowers and their Subsidiaries for any period of determination, the sum of all scheduled interest expense excluding the non-cash interest expense associated with the amortization of issuance costs for Subordinated Indebtedness in favor of Kevin Thomas, all principal payments and all Capital Lease payments of the Borrowers and their Subsidiaries made during the twelve (12) months preceding the date such covenant is being tested, all in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, as to the Borrowers and their Subsidiaries for any period of determination thereof, the ratio of (a) EBITDA, minus dividends and distributions to (b) Fixed Charges.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, claims, causes of action in tort or equity, contract rights, judgments, customer lists, software, Patents, Trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of any Borrower’s business symbolized by and associated with any and all Trademarks, trademark licenses, Copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, Copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“GP” means Gemma Power, Inc., a corporation organized under the laws of the State of Connecticut, and its successors and assigns.

“GPH” means Gemma Power Hartford, LLC, a limited liability company organized under the laws of the State of Connecticut, and its successors and assigns.

“GPS” means Gemma Power Systems, LLC, a limited liability company organized under the laws of the State of Connecticut, and its successors and assigns.

“GPSC” means Gemma Power Systems California, Inc., a corporation organized under the laws of the State of California, and its successors and assigns.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, acquired or operated by any of the Borrowers is prohibited by any Law similar to those set forth in this definition; and (d) any other substance which by Law requires special handling in its collection, storage, treatment or disposal.

“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property owned, operated or controlled by any of the Borrowers or for which any of the Borrowers has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by any of the Borrowers, and any other contamination by Hazardous Materials for which any of the Borrowers is, or is claimed to be, responsible.

“Indebtedness” of a Person means at any date the total liabilities of such Person at such time determined in accordance with GAAP consistently applied.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties which are being guarantied or indemnified against by such Person or which are secured by the property of such Person; (f) any obligation of such Person under an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a Commonly Controlled Entity to a Multi-employer Plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Swap Contract; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue (as determined in accordance with customary trade practices) or which are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indemnified Parties” has the meaning set forth in Section 8.19 (Indemnification).

“Instrument” means a negotiable instrument or any other writing which evidences a right to payment of a monetary obligation and is not itself a security agreement or lease and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, and all Supporting Obligations with respect to any of the foregoing and all Proceeds with respect to any of the foregoing.

“Interest Rate Protection Agreement” means any interest rate or currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts and other similar agreements and arrangements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued and proposed to be issued thereunder.

“Inventory” means all goods of each Borrower and all right, title and interest of each Borrower in and to all of its now owned and hereafter acquired goods and other personal property furnished under any contract of service or intended for sale or lease, including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are used or consumed in any Borrower’s business or are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods and other personal property and all licenses, warranties, franchises, General Intangibles, personal property and all documents of title or documents relating to the same, together with all Accounts, Chattel Paper, Instruments and other consideration received by any Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future Documents and contracts relating to the foregoing and all Proceeds of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all Proceeds of, and Supporting Obligations with respect to, the foregoing.

“Item of Payment” means each check, draft, cash, money, instrument, item, and other remittance in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Letter of Credit” and “Letters of Credit” shall have the meanings described in Section 2.3.1 (Letters of Credit).

“Letter of Credit Agreement” means the collective reference to each letter of credit application and agreement substantially in the form of Lender’s then standard form of application for letter of credit or such other form as may be approved by Lender, executed and delivered by the Borrowers in connection with the issuance of a Letter of Credit, as the same may from time to time be amended, restated, supplemented or modified and “Letter of Credit Agreements” means all of the foregoing in effect at any time and from time to time.

“Letter of Credit Cash Collateral” means the cash collateral described in the Pledge and Assignment Agreement, in an amount equal to not less than one hundred percent (100%) of the Outstanding Letter of Credit Obligations.

“Letter of Credit Cash Collateral Account” has the meaning described in Section 2.3.3 (Terms of Letters of Credit).

“Letter of Credit Commitment” means the agreement of the Lender relating to the issuing of a Letter of Credit subject to and in accordance with the provisions of this Agreement.

“Letter of Credit Documents” means any and all drafts under or purporting to be under a Letter of Credit, any Letter of Credit Agreement, and any other instrument, document or agreement executed and/or delivered by any Borrower or any other Person under, pursuant to or in connection with a Letter of Credit or any Letter of Credit Agreement.

“Letter of Credit Facility” means the facility established pursuant to Section 2.3 (Letter of Credit Facility).

“Letter of Credit Fee” and “Letter of Credit Fees” have the meanings described in Section 2.3.2 (Letter of Credit Fees).

“Letter of Credit Obligations” means the collective reference to all Obligations of each Borrower with respect to the Letters of Credit and the Letter of Credit Agreements.

“Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities” means at any date all liabilities that in accordance with GAAP consistently applied should be classified as liabilities on a consolidated balance sheet of the Borrowers and their respective Subsidiaries.

“LIBOR Rate” shall mean a daily fluctuating rate equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one (1) month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London, time), on the second preceding business day, as adjusted from time to time in the Lender’s sole discretion for then-applicable reserve requirements, deposits insurance assessment rates and other regulatory costs. If for any reason such rate is not available, the term “LIBOR Rate” shall mean the fluctuating rate of interest equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the one (1) month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London Time) on the second preceding business day, as adjusted from time to time for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates.

“Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, excluding the precautionary filing of any financing statement by any lessor in a true lease transaction, by any bailor in a true bailment transaction or by any consignor in a true consignment transaction under the Uniform Commercial Code of any jurisdiction or the agreement to give any financing statement by any lessee in a true lease transaction, by any bailee in a true bailment transaction or by any consignee in a true consignment transaction.

“Loan” means each of the Revolving Loan, the 2006 Term Loan or the Acquisition Term Loan, as the case may be, and “Loans” means the collective reference to the Revolving Loan, the 2006 Term Loan and the Acquisition Term Loan.

“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).

“Lockbox” has the meaning described in Section 2.1.8 (The Collateral Account).

“Maximum Rate” has the meaning described in Section 2.5.4 (Maximum Interest Rate).

“Membership Interest” any and all interests, rights, participations or other equivalents (however designated) of the members of a limited liability company, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Multi-employer Plan” means a Plan that is a Multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means the Borrowers’ consolidated shareholders’ equity, defined in accordance with GAAP.

“Note” means the Revolving Credit Note, the 2006 Term Note or the Acquisition Term Note, as the case may be, and “Notes” means collectively the Revolving Credit Note, the 2006 Term Note and the Acquisition Term Note, and any other promissory note which may from time to time evidence all or any portion of the Obligations.

“Obligations” means all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of any one or more of the Borrowers to the Lender under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, each Note, each Security Document, and/or any of the other Financing Documents, the Loans, any Swap Contract and/or any of the Facilities including, without limitation, the principal of, and interest on, each Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any), letter of credit reimbursement obligations, letter of credit fees or fees charged with respect to any guaranty of any letter of credit; also means all other present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of any one or more of the Borrowers to the Lender or its Affiliates of any nature whatsoever, regardless of whether such indebtedness, duties, obligations, and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and also means any and all renewals, extensions, substitutions, amendments, restatements and rearrangements of any such indebtedness, duties, obligations, and liabilities.

“Outstanding Letter of Credit Obligations” has the meaning described in Section 2.3.3 (Terms of Letters of Credit).

“Patents” means and includes, in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, including without limitation, those set forth in Schedule 1.1 attached hereto, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means: (a) Liens for Taxes which are not delinquent or which the Lender has determined in the exercise of its sole and absolute discretion (i) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested Taxes and enforcement of a Lien, (ii) the respective Borrower has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting such Borrower, and (iii) are not, and will not be with appropriate filing, the giving of notice and/or the passage of time, entitled to priority over any Lien of the Lender; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens securing the Obligations; (d) judgment Liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral; (e) purchase money security interests in machinery and equipment securing Indebtedness not in excess of $50,000 in the aggregate per each calendar year; (f) Liens securing Indebtedness permitted by Section 6.2.5(g) and (g) such other Liens, if any, as are set forth on Schedule 4.1.20attached hereto and made a part hereof.

“Permitted Uses” means with respect to the (a) Revolving Loan, the payment of expenses incurred in the ordinary course of any Borrower’s business, (b) Acquisition Loan, to finance a portion of the Acquisition and (c) Letter of Credit to support issuance of bonding to Travelers.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3 of ERISA.

“Pledge Agreements” means the collective reference to each of the pledge, assignment and security agreements dated as of the Closing Date from (i) Argan pledging its ownership interests in each of SMC and Vitarich GPS, GP, and GPSC, and (ii) GPS pledging its ownership interests in GPH, in each such case, to and for the benefit of Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified substantially in the forms attached hereto as EXHIBIT D and EXHIBIT E, as the case may be.

“Pledge and Assignment Agreement” means that certain pledge and assignment agreement from Argan for the benefit of the Lender, as the same may from time to time be amended, restated, supplemented or otherwise modified substantially in the forms attached hereto as EXHIBIT F.

“Post-Default Rate” means with respect to all Obligations, the LIBOR Rate in effect from time to time, plus four percent (4.0%) per annum.

“Prepayment” means a Revolving Loan Optional Prepayment or a Term Loan Optional Prepayment, as the case may be, and “Prepayments” mean collectively all, Revolving Loan Optional Prepayments and Term Loan Optional Prepayments.

“Proceeds” has the meaning described in the Uniform Commercial Code as in effect from time to time.

“Pro-forma Balance Sheet” has the meaning described in Section 4.1.27 (Pro-forma Financial Statements).

“Pro-forma Financial Projections” has the meaning described in Section 4.1.27 (Pro-forma Financial Statements).

“Receivable” means one of each Borrower’s now owned and hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments; and “Receivables” means all of each Borrower’s now or hereafter owned, acquired or created Accounts, Chattel Paper, General Intangibles and Instruments, and all Proceeds thereof.

“Registered Organization” means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Responsible Officer” means for: (a) Argan, Rainer Bosselmann, President, Arthur Trudel, Senior Vice President and Chief Financial Officer, (b) SMC, Arthur Trudel, Secretary, Vice President and Treasurer, (c) Vitarich, Rainer Bosselmann, Chairman of the Board, Arthur Trudel, Vice President and Secretary, (d) GPS and GPH, Rainer Bosselmann and Arthur Trudel, President and Chief Financial Officer, respectively, of Argan, and (e) GP and GPSC, Rainer Bosselmann, Chairman of the Board, Arthur Trudel, Vice President, Secretary, Treasurer and Chief Financial Officer.

“Restricted Payments” has the meaning described in Section 6.2.4 (Purchase or Redemption of Securities, Dividend Restrictions).

“Revolving Credit Commitment” means the agreement of the Lender relating to the making of the Revolving Loan and advances thereunder subject to and in accordance with the provisions of this Agreement.

“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

“Revolving Credit Committed Amount” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Credit Expiration Date” means May 31, 2008.

“Revolving Credit Facility” means the facility established by the Lender pursuant to Section 2.1 (Revolving Credit Facility).

“Revolving Credit Note” has the meaning described in Section 2.1.3 (Revolving Credit Note).

“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitment is terminated pursuant to Section 7.2 (Remedies) or otherwise.

“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.7 (Revolving Credit Unused Line Fee).

“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Loan Account” has the meaning described in Section 2.1.6 (Revolving Loan Account).

“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.4 (Optional Prepayment of Revolving Loan).

“Roseville Contracts” means those certain Roseville Energy Park Contracts by and between the Acquired Companies and Roseville Energy Park.

“Security Documents” means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, the Lender on any real or personal property of any Person to secure all or any portion of the Obligations, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Senior Funded Debt” means at any date, for each Borrower and its Subsidiaries, whether secured or unsecured, the aggregate of all of the following: (a) Indebtedness of such Person for borrowed money, including the Credit Facilities, or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, and (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, but, (e) excluding all debt held by the Lender that is cash secured (including, the Letter of Credit Obligations, to the extent it continues to be cash secured) and all Subordinated Indebtedness.

“SMC” means Southern Maryland Cable, Inc., a corporation organized under the laws of the State of Delaware, and its successors and assigns.

“Solvent” means when used with respect to any Person that at the time of determination:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State” means the State of Maryland.

“Subordinated Indebtedness” means all Indebtedness incurred at any time by any one or more of the Borrowers, which is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to the Lender in its sole and absolute discretion.

“Subsidiary” means any corporation the majority of the voting shares of which at the time are owned directly by any Borrower and/or by one or more Subsidiaries of any Borrower.

“Supporting Obligation” means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

“Swap Contract” means any document, instrument or agreement between each Borrower and Lender or any affiliate of Lender, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on any of the Borrowers or any of its or their properties or assets or any part thereof or in respect of any of its or their franchises, businesses, income or profits.

“Term Loan Facilities” means the facilities for the 2006 Term Loan and the Acquisition Term Loan established by the Lender pursuant to Section 2.2 (Term Loan Facilities).

“Term Loan Optional Prepayment” and “Term Loan Optional Prepayments” have the meanings described in
Section 2.2.4 (Optional Prepayments of Term Loans).

“Total Funded Debt” means all secured and unsecured Senior Funded Debt and Subordinated Indebtedness.

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of each Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, including without limitation, those set forth in Schedule 1.1 attached hereto, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Travelers” means Travelers Casualty and Surety Company of America.

“Travelers Letter Agreement” means that certain Letter Agreement, dated the date hereof, by and between the Lender and Travelers.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.

“Vitarich” means Vitarich Laboratories, Inc., a corporation organized under the laws of the State of Delaware, and its successors and assigns.

“Wholly Owned Subsidiary” means any domestic United States corporation, all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by a Borrower and/or by one or more Wholly Owned Subsidiaries of a Borrower.

Section 1.2 Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person. All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified. Reference in this Agreement and the other Financing Documents to the “Borrower”, the “Borrowers”, “each Borrower” or otherwise with respect to any one or more of the Borrowers shall mean each and every Borrower and any one or more of the Borrowers, jointly and severally, unless a specific Borrower is expressly identified.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1 The Revolving Credit Facility.

2.1.1 Revolving Credit Facility.

Subject to and upon the provisions of this Agreement, the Lender establishes a revolving credit facility in favor of the Borrowers. The aggregate of all advances under the Revolving Credit Facility is sometimes referred to in this Agreement as the “Revolving Loan”.

The principal amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) is the “Revolving Credit Committed Amount”.

During the Revolving Credit Commitment Period, any or all of the Borrowers may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to any Borrower’s request the aggregate outstanding principal balance of the Revolving Loan would not exceed the Revolving Credit Committed Amount.

Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

2.1.2 Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans.

The Borrowers may borrow under the Revolving Credit Facility on any Business Day. Advances under the Revolving Loan shall be deposited to a demand deposit account of a Borrower with the Lender (or an Affiliate of the Lender) or shall be otherwise applied as directed by the Borrowers, which direction the Lender may require to be in writing. No later than 11:00 a.m. (Eastern Time) on the date of the requested borrowing, the Borrowers shall give the Lender oral or written notice (a “Loan Notice”) of the amount and (if requested by the Lender) the purpose of the requested borrowing. Any oral Loan Notice shall be confirmed in writing by the Borrowers within three (3) Business Days after the making of the requested advance under the Revolving Loan. Each Loan Notice shall be irrevocable.

In addition, each of the Borrowers hereby irrevocably authorizes the Lender at any time and from time to time, without further request from or notice to the Borrowers, to make advances under the Revolving Loan, which the Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of the Lender, including, without limitation, advances and reserves under the Revolving Loan made to cover debit balances in the Revolving Loan Account, principal of, and/or interest on, any Loan, the Obligations, and/or Enforcement Costs, prior to, on, or after the termination of other advances under this Agreement, regardless of whether the outstanding principal amount of the Revolving Loan that the Lender may advance or reserve hereunder exceeds the Revolving Credit Committed Amount. Notwithstanding the foregoing, prior to the occurrence of any Default, the Lender will provide notice of any advances made under the Revolving Loan pursuant to this provision.

2.1.3 Revolving Credit Note.

The joint and several obligation of the Borrowers to pay the Revolving Loan, with interest, shall be evidenced by a promissory note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Revolving Credit Note”) substantially in the form of EXHIBIT B-1 attached hereto and made a part hereof, with appropriate insertions. The Borrowers shall execute and deliver to the Lender on the date hereof the Revolving Credit Note in substitution for and not satisfaction of, the issued and outstanding Revolving Credit Note, and the Revolving Credit Note shall be the “Revolving Credit Note” for all purposes of the Financing Documents. The Note being substituted pursuant to this Agreement shall be marked “Replaced” and returned to the Borrowers after the execution of this Agreement. The Revolving Credit Note shall be dated as of the Closing Date, shall be payable to the order of the Lender at the times provided in the Revolving Credit Note, and shall be in the principal amount of the Revolving Credit Committed Amount. The Revolving Credit Note shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations under the Existing Financing Agreement or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

Each of the Borrowers acknowledges and agrees that, if the outstanding principal balance of the Revolving Loan outstanding from time to time exceeds the face amount of the Revolving Credit Committed Amount, the excess shall bear interest at the Post-Default Rate for the Revolving Loan and shall be payable, with accrued interest, ON DEMAND.

2.1.4 Optional Prepayments of Revolving Loan.

The Borrowers shall have the option at any time and from time to time to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty.

2.1.5 Treasury Management.

The Borrowers will provide the Lender with a list of all depository and investment accounts now or hereafter maintained with other financial institutions and upon request of the Lender, will obtain blocked account agreements in form and substance satisfactory to the Lender from such institutions; provided, however, that the provisions of this Section 2.1.5 shall not apply to deposit accounts used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees; provided, further, the provisions of this Section 2.1.5 shall not apply to those certain investments of the Acquired Companies held in investment accounts, as set forth in detail and disclosed on the Schedule 2.1.5 attached hereto.

2.1.6 Revolving Loan Account.

The Lender will establish and maintain a loan account on its books (the “Revolving Loan Account”) to which the Lender will (a) debit (i) the principal amount of each advance of the Revolving Loan made by the Lender hereunder as of the date made, (ii) the amount of any interest accrued on the Revolving Loan as and when due, and (iii) any other amounts due and payable by the Borrowers to the Lender from time to time under the provisions of this Agreement in connection with the Revolving Loan, including, without limitation, Enforcement Costs, Fees, late charges, and service, collection and audit fees, as and when due and payable, and (b) credit all payments made by the Borrowers to the Lender on account of the Revolving Loan as of the date made. The Lender may debit the Revolving Loan Account for the amount of any Item of Payment that is returned to the Lender unpaid. All credit entries to the Revolving Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by the Lender in cash or solvent credits. Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Revolving Loan Account shall be final, binding and conclusive upon the Borrowers in all respects, absent manifest error, unless the Lender receives specific written objection thereto from the Borrowers within thirty (30) Business Days after such statement or reconciliation shall have been sent by the Lender.

2.1.7 Revolving Credit Unused Line Fee.

The Borrowers shall pay to the Lender a revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) in an amount equal to three eighths of one percent (.375%) per annum of the average daily unused and undisbursed portion of the Revolving Credit Committed Amount in effect from time to time accruing during each month. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by the Borrowers to the Lender monthly in arrears on the last day of each month, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

2.1.8 The Collateral Account.

Upon the occurrence and during the continuance of an Event of Default and if the Lender requests, the Borrowers will deposit, or cause to be deposited, all Items of Payment to a bank account designated by the Lender and from which the Lender alone has power of access and withdrawal (the “Collateral Account”). When a Collateral Account is in existence, each deposit shall be made not later than the next Business Day after the date of receipt of the Items of Payment. The Items of Payment shall be deposited in precisely the form received, except for the endorsements of the Borrowers where necessary to permit the collection of any such Items of Payment, which endorsement the Borrowers hereby agree to make. In the event the Borrowers fail to do so, the Borrowers hereby authorize the Lender to make the endorsement in the name of any or all of the Borrowers. During any period when a Collateral Account is in place, prior to such a deposit, the Borrowers will not commingle any Items of Payment with any of the Borrowers’ other funds or property, but will hold them separate and apart in trust and for the account of the Lender.

In addition, upon the occurrence and during the continuance of an Event of Default, if so directed by the Lender, the Borrowers shall direct the mailing of all Items of Payment from their Account Debtors to one or more post-office boxes designated by the Lender, or to such other additional or replacement post-office boxes pursuant to the request of the Lender from time to time (collectively, the “Lockbox”). The Lender shall have unrestricted and exclusive access to the Lockbox.

After a Collateral Account is established, the Borrowers hereby authorize the Lender to inspect all Items of Payment, endorse all Items of Payment in the name of any or all of the Borrowers, and deposit such Items of Payment in the Collateral Account. The Lender reserves the right, exercised in its sole and absolute discretion from time to time, to provide to the Collateral Account credit prior to final collection of an Item of Payment and to disallow credit for any Item of Payment which is unsatisfactory to the Lender. In the event Items of Payment are returned to the Lender for any reason whatsoever, the Lender may, in the exercise of its discretion from time to time, forward such Items of Payment a second time. Any returned Items of Payment shall be charged back to the Collateral Account, the Revolving Loan Account, or other account, as appropriate.

The Lender will apply the whole or any part of the collected funds credited to the Collateral Account against the Revolving Loan (or with respect to Items of Payment that are not proceeds of Accounts or Inventory or after an Event of Default, against any of the Obligations) or credit such collected funds to a depository account of any or all of the Borrowers with the Lender (or an Affiliate of the Lender), the order and method of such application to be in the sole discretion of the Lender. On the first day of each month, the Borrowers shall pay the Lender an amount equal to the additional interest which would have accrued on the Revolving Loan during the preceding month if collections in the Collateral Account during the month had been received two (2) Business Days subsequent to their actual receipt; any resulting increase in the amount of interest payable by the Borrowers shall be part of the Obligations.

Section 2.2 The Term Loan Facilities.

2.2.1 The 2006 Term Loan Facility.

(a) 2006 Term Loan Commitment.

The Lender has made a loan (the “2006 Term Loan”) to the Borrowers in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “2006 Term Loan Committed Amount”). The obligation of the Lender to make the 2006 Term Loan is herein called its “2006 Term Loan Commitment”. The 2006 Term Loan has a principal outstanding balance as of November 9, 2006 of One Million Three Hundred Seventy-Four Thousand Nine Hundred Ninety-Six Dollars and Ninety-Nine Cents ($1,374,996.99).

(b) The 2006 Term Note.

The joint and several obligation of the Borrowers to pay the 2006 Term Loan with interest is evidenced by a promissory note dated as of Closing Date (as from time to time extended, amended, restated, supplemented or otherwise modified, the “2006 Term Note”) substantially in the form of EXHIBIT B-2 attached hereto and made a part hereof with appropriate insertions. The 2006 Term Note shall remain in full force and effect without setoff, and the Borrowers shall continue to pay the 2006 Term Note in accordance with the terms hereof and thereof.

2.2.2 The Acquisition Term Loan Facility.

(a) Acquisition Term Loan Commitment.

Subject to and upon the provisions of this Agreement, including, without limitation, the provisions of Section 5.3 of this Agreement, the Lender agrees to make a loan (the “Acquisition Term Loan”) to the Borrowers on the Closing Date in the principal amount of Eight Million Dollars ($8,000,000) (the “Acquisition Term Loan Committed Amount”). The obligation of the Lender to make the Acquisition Term Loan is herein called its “Acquisition Term Loan Commitment”.

(b) The Acquisition Term Note.

The joint and several obligation of the Borrowers to pay the Acquisition Term Loan with interest shall be evidenced by a promissory note (as from time to time extended, amended, restated, supplemented or otherwise modified, the “Acquisition Term Note”) substantially in the form of EXHIBIT B-3 attached hereto and made a part hereof with appropriate insertions.

2.2.3 Optional Prepayments of Term Loans.

The Borrowers may, at their option, at any time and from time to time, prepay (each a “Term Loan Optional Prepayment” and collectively the “Term Loan Optional Prepayments”) the 2006 Term Loan or the Acquisition Term Loan, in whole or in part, upon five (5) Business Days prior written notice, specifying the date and amount of prepayment. The amount to be so prepaid, together with interest accrued thereon to date of prepayment if the amount is intended as a prepayment of the 2006 Term Loan or the Acquisition Term Loan in whole, shall be paid by the Borrowers to the Lender on the date specified for such prepayment. Partial Term Loan Optional Prepayments shall be in an amount not less than the amount of the next principal installment under the 2006 Term Loan or the Acquisition Term Loan, as applicable, and shall be applied first to all accrued and unpaid interest on the principal of the 2006 Term Note or the Acquisition Term Note, as applicable, then to the balloon payment due at maturity, if any, and then to principal against the principal installments in the inverse order of their maturity.

2.2.4 Mandatory Prepayments of Acquisition Term Loan.

Borrowers shall make mandatory prepayments (each an “Acquisition Term Loan Mandatory Prepayment” and collectively the “Acquisition Term Loan Mandatory Prepayments”) as follows:

(a) the Acquisition Term Loan shall be reduced by 100% of all net cash proceeds (i) from sales and other dispositions (including involuntary dispositions) of property and assets of any Borrower and its Subsidiaries (excluding sales of Inventory in the ordinary course of business); provided, that, notwithstanding the foregoing, the Borrowers shall not be required to prepay the Acquisition Term Loan in accordance with this paragraph (a)(i) except to the extent that the net cash proceeds from all assets sales equals or exceeds One Hundred Thousand Dollars ($100,000) in the aggregate during any fiscal year, (ii) from the issuance or incurrence after the Closing Date of additional Indebtedness of the Borrowers or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.2.5) and (iii) from the issuance after the Closing Date of additional equity interests in the Borrowers or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.2.6.

(b) if, for any fiscal year of the Borrowers, commencing January 31, 2008, the Total Funded Debt to EBITDA ratio as of the last day of such fiscal year is greater than or equal to 1.00 to 1.00, the Borrowers shall, on the relevant Excess Cash Flow Application Date, apply fifty percent (50%) of such Excess Cash Flow toward the prepayment of the Acquisition Term Loan. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the earlier of (i) the date on which the financial statements of the Borrowers referred to in Section 6.1.1(a) (Financial Statements) for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lender and (ii) the date such financial statements are actually delivered. Borrower shall also pay to Lender on each Excess Cash Flow Application Date accrued interest to such date on the amount prepaid. Each Acquisition Term Loan Mandatory Prepayment shall be applied to the principal payment due at maturity and then to principal against the principal installments in the inverse order of their maturity.

(c) if, for any reason, the Borrowers have not satisfied either of the Escrow Release Conditions by
February 1, 2008, the Lender shall without notice apply the full amount of the Escrow Fund toward the prepayment of the Acquisition Term Loan.

2.2.5 The Acquisition Term Loan Fee.

In consideration of the Lender making the Acquisition Term Loan, the Borrowers shall pay to the Lender a non-refundable fee of Eighty Thousand Dollars ($80,000) on or before the Closing Date (the “Acquisition Term Loan Fee”).

Section 2.3 The Letter of Credit Facility.

2.3.1 Letters of Credit.

Subject to and upon the provisions of this Agreement, the Borrowers, upon the prior approval of Lender, may obtain standby letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively, the “Letters of Credit”) from Lender on the Closing Date for the benefit of Travelers, or other similar insurance company. The Borrowers will not be entitled to obtain a Letter of Credit hereunder unless after giving effect to the request, the Letter of Credit Obligations would not exceed Ten Million Dollars ($10,000,000). The obligation of the Lender to issue the Letter of Credit is herein called its “Letter of Credit Commitment”.

2.3.2 Letter of Credit Fees.

Prior to or simultaneously with the opening of each Letter of Credit, Borrowers shall pay to Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to one percent (1%) per annum of the face amount of the Letter of Credit. The Letter of Credit Fees shall be paid upon the opening of each Letter of Credit and upon each anniversary thereof, if any. In addition, Borrowers shall pay to Lender all other reasonable and customary issuance, amendment, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any Letter of Credit Agreement. All Letter of Credit Fees and all such other additional fees are included in and are a part of the “Fees” payable by Borrowers under the provisions of this Agreement and are a part of the Obligations.

2.3.3 Terms of Letters of Credit.

Each Letter of Credit shall (a) be opened pursuant to a Letter of Credit Agreement substantially in the form attached hereto as Exhibit G, and (b) expire on a date not later than the Business Day preceding the first anniversary of its date of issuance; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods, subject to the Lender’s right to termination prior to any expiration date.

All outstanding Letter of Credit Obligations, whether or not due or payable, shall be secured at all times by one or more interest bearing accounts with and in the name of Lender and over which Lender alone shall have exclusive power of access and withdrawal (collectively, the “Letter of Credit Cash Collateral Account”). The Letter of Credit Cash Collateral Account is to be held by Lender as additional collateral and security for any Letter of Credit Obligations. Each Borrower hereby assigns, pledges, grants and sets over to Lender a first priority security interest in, and Lien on, all of the funds on deposit in the Letter of Credit Cash Collateral Account, together with any and all proceeds and products thereof as additional collateral and security for the Letter of Credit Obligations. Each Borrower acknowledges and agrees that Lender shall be entitled to fund any draw or draft on any Letter of Credit Obligations from the monies on deposit in the Letter of Credit Cash Collateral Account without notice to or consent of the Borrowers. The Borrowers further acknowledge and agree that Lender’s election to fund any draw or draft on any Letter of Credit Obligation from the Letter of Credit Cash Collateral Account shall in no way limit, impair, lessen, reduce, release or otherwise adversely affect Borrowers obligation to pay any Letter of Credit Obligations. At such time as all Letter of Credit Obligations have been paid in full, Lender agrees to apply the amount of any remaining funds on deposit in the Letter of Credit Cash Collateral Account to the then unpaid balance of the Obligations under the other Credit Facilities in such order and manner as Lender shall determine in its sole and absolute discretion in accordance with the provisions of this Agreement.

The aggregate face amount of all Letters of Credit at any one time outstanding and issued by Lender pursuant to the provisions of this Agreement, plus the amount of any unpaid Letter of Credit Fees accrued or scheduled to accrue thereon, and less the aggregate amount of all drafts issued under or purporting to have been issued under such Letters of Credit that have been paid by Lender and for which Lender has been reimbursed by the Borrowers in full in accordance with Section 2.3.5 (Payments of Letters of Credit) and the Letter of Credit Agreements, and for which Lender has no further obligation or commitment to restore all or any portion of the amounts drawn and reimbursed, is herein called the “Outstanding Letter of Credit Obligations”.

2.3.4 Procedures for Letters of Credit.

The Borrowers shall give Lender written notice at least five (5) Business Days (other than the initial Letter of Credit, which Borrowers shall request in writing, to be issued on the Closing Date) prior to the date on which Borrowers desire Lender to issue a Letter of Credit. Such notice shall be accompanied by a duly executed Letter of Credit Agreement specifying, among other things: (a) the name and address of the intended beneficiary of the Letter of Credit, (b) the requested face amount of the Letter of Credit, (c) whether the Letter of Credit is to be revocable or irrevocable, (d) the Business Day on which the Letter of Credit is to be opened and the date on which the Letter of Credit is to expire, (e) the terms of payment of any draft or drafts which may be drawn under the Letter of Credit, and (f) any other terms or provisions Borrowers desire to be contained in the Letter of Credit. Such notice shall also be accompanied by such other information, certificates, confirmations, and other items as Lender may require to assure that the Letter of Credit is to be issued in accordance with the provisions of this Agreement and a Letter of Credit Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of a Letter of Credit Agreement, the provisions of this Agreement shall prevail and control unless otherwise expressly provided in the Letter of Credit Agreement. Upon (x) receipt of such notice, (y) payment of all Letter of Credit Fees and all other Fees payable in connection with the issuance of such Letter of Credit, and (z) receipt of a duly executed Letter of Credit Agreement, Lender shall process such notice and Letter of Credit Agreement in accordance with its customary procedures and open such Letter of Credit on the Business Day specified in such notice.

2.3.5 Payments of Letters of Credit.

Each Borrower hereby promises to pay to Lender, ON DEMAND and in United States Dollars and authorizes Lender to debit the Letter of Credit Cash Collateral Account, the following which are herein collectively referred to as the “Current Letter of Credit Obligations”:

(a) the amount which Lender has paid or will be required to pay under each draft or draw on a Letter of Credit, whether such demand be in advance of Lender’s payment or for reimbursement for such payment;

(b) any and all reasonable charges and expenses which Lender may pay or incur relative to the Letter of Credit and/or such draws or drafts; and

(c) interest on the amounts described in (a) and (b) not paid by Borrowers as and when due and payable under the provisions of (a) and (b) above from the day the same are due and payable until paid in full at the Post-Default Rate.

(d) unpaid draft or draw amounts by Borrowers described in (a) and (b) shall accrue interest at the same rates as the Acquisition Term Loan.

In addition, each Borrower hereby promises to pay any and all other Letter of Credit Obligations as and when due and payable in accordance with the provisions of this Agreement and the Letter of Credit Agreements. The obligation of each Borrower to pay Current Letter of Credit Obligations and all other Letter of Credit Obligations shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrowers or any other account party may have or have had against the beneficiary of such Letter of Credit, Lender, or any other Person, including, without limitation, any defense based on the failure of any draft or draw to conform to the terms of such Letter of Credit, any draft or other document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit, any draft or other documents presented with any draft, any Letter of Credit Agreement, this Agreement, or any of the other Financing Documents, all whether or not Lender had actual or constructive knowledge of the same, and irrespective of any Collateral, security or guarantee therefor or right of offset with respect thereto and irrespective of any other circumstances whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for any Letter of Credit Obligations, in bankruptcy or otherwise; provided, however, that any Borrower shall not be obligated to reimburse Lender for any wrongful payment under such Letter of Credit made as a result of Lender’s gross negligence or willful misconduct. The obligation of each Borrower to pay the Letter of Credit Obligations shall not be conditioned or contingent upon the pursuit by Lender or any other Person at any time of any right or remedy against any Person which may be or become liable in respect of all or any part of such obligation or against any Collateral, security or guarantee therefor or right of offset with respect thereto.

The Letter of Credit Obligations shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any portion of the Letter of Credit Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Person, or upon or as a result of the appointment of a receiver, intervenor, or conservator of, or trustee or similar officer for, any Person, or any substantial part of such Person’s property, all as though such payments had not been made.

2.3.6 Change in Law; Increased Cost.

If any change in any law or regulation or in the interpretation thereof by any court or other Governmental Authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against Letters of Credit issued by Lender, or (b) impose on Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clauses (a) or (b) above shall be to increase the cost to Lender of issuing, maintaining or extending the Letter of Credit or the cost to Lender of funding any obligation under or in connection with the Letter of Credit (other than a cost relating to net income, franchise or similar taxes), then, upon demand by Lender, Borrowers shall immediately pay to Lender from time to time as specified by Lender, additional amounts which shall be sufficient to compensate Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then highest current rate of interest on the Revolving Loan. A certificate as to such increased cost incurred by Lender, submitted by Lender to Borrowers, shall be conclusive, absent manifest error.

2.3.7 General Letter of Credit Provisions.

Borrowers hereby instruct Lender to pay any draft complying with the terms of any Letter of Credit irrespective of any instructions of any Borrower to the contrary. Each Borrower assumes all risks of the acts and omissions of the beneficiary and other users of any Letter of Credit. Lender and its respective branches, Affiliates and/or correspondents shall not be responsible for and each Borrower hereby indemnifies and holds Lender and its respective branches, Affiliates and/or correspondents harmless from and against all liability, loss and expense (including reasonable attorney’s fees and costs) incurred by Lender and/or its branches, Affiliates and/or correspondents relative to and/or as a consequence of (a) any failure by any Borrower to perform the agreements hereunder and under any Letter of Credit Agreement, (b) any Letter of Credit Agreement, this Agreement, any Letter of Credit and any draft, draw and/or acceptance under or purported to be under any Letter of Credit, (c) any action taken or omitted by Lender and/or any of its respective branches, Affiliates and/or correspondents at the request of any Borrower, (d) any failure or inability to perform in accordance with the terms of any Letter of Credit by reason of any control or restriction rightfully or wrongfully exercised by any de facto or de jure Governmental Authority, group or individual asserting or exercising governmental or paramount powers, and/or (e) any consequences arising from causes beyond the control of Lender and/or any of its respective branches, Affiliates and/or correspondents.

Except for gross negligence or willful misconduct, Lender and its respective branches, Affiliates and/or correspondents, shall not be liable or responsible in any respect for any (a) error, omission, interruption or delay in transmission, dispatch or delivery of any one or more messages or advices in connection with any Letter of Credit, whether transmitted by cable, telegraph, mail or otherwise and despite any cipher or code which may be employed, and/or (b) action, inaction or omission which may be taken or suffered by it or them in good faith or through inadvertence in identifying or failing to identify any beneficiary or otherwise in connection with any Letter of Credit.

Any Letter of Credit may be amended, modified or revoked only upon the receipt by Lender from any Borrower and the beneficiary (including any transferee and/or assignee of the original beneficiary), of a written consent and request therefor.

If any Laws, order of court and/or ruling or regulation of any Governmental Authority of the United States (or any state thereof) and/or any country other than the United States permits a beneficiary under a Letter of Credit to require Lender and/or any of its respective branches, Affiliates and/or correspondents to pay drafts under or purporting to be under a Letter of Credit after the expiration date of the Letter of Credit, Borrowers shall reimburse Lender, as appropriate, for any such payment pursuant to provisions of Section 2.3.6 (Change in Law; Increased Cost).

Except as may otherwise be specifically provided in a Letter of Credit or Letter of Credit Agreement, the laws of the State and the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 shall govern the Letters of Credit. The Laws, rules, provisions and regulations of the Uniform Customs and Practice for Documentary Credits are hereby incorporated by reference. In the event of a conflict between the Uniform Customs and Practice for Documentary Credits and the laws of the State, the Uniform Customs and Practice for Documentary Credits shall prevail.

Section 2.4 Escrow Reserve.

On the Closing Date, the Borrower shall deposit Two Million Dollars ($2,000,000) of the Acquisition Term Loan proceeds (“Escrow Fund”) in an interest bearing account with the Lender (the “Escrow Account”) to be established as of the Closing Date and pledged to the Lender at all times pursuant to the Pledge and Assignment Agreement. Provided, no Default or Event of Default has occurred or is continuing, the Lender will release the Escrow Fund to the Borrowers upon the satisfaction of either (each a “Escrow Release Condition”) (i) the Acquired Companies, on a consolidated basis, will have achieved a twelve (12) month trailing EBITDA of not less than Twelve Million Dollars ($12,000,000), tested as of the twelve (12) month period ending December 31, 2007 or (ii) evidence satisfactory to the Lender, that from inception through the Closing Date, the write down by the Acquired Companies of Two Million Dollars ($2,000,000) under the Roseville Contracts has been collected in its entirety from Roseville Energy Park.

Section 2.5 General Financing Provisions.

2.5.1 Borrowers’ Representatives.

The Borrowers hereby represent and warrant to the Lender that each of them will derive benefits, directly and indirectly, from each Loan, both in their separate capacity and as a member of the integrated group to which each of the Borrowers belong and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (a) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise be obtainable by the Borrowers individually, (b) this financing has enabled a certain purchase agreement transaction and (c) Borrowers’ additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to the Borrowers of the financing. The Borrowers in the discretion of their respective managements are to agree among themselves as to the allocation of proceeds of the Loan, provided, however, that the Borrowers shall be deemed to have represented and warranted to the Lender at the time of allocation that each benefit and use of proceeds is a Permitted Use.

For administrative convenience, each Borrower hereby irrevocably appoints Argan as each Borrowers attorney-in-fact, with power of substitution (with the prior written consent of the Lender in the exercise of its sole and absolute discretion), in the name of Argan or in the name of any Borrower or otherwise to take any and all actions with respect to the this Agreement, the other Financing Documents, the Obligations and/or the Collateral (including, without limitation, the Proceeds thereof) as Argan may so elect from time to time, including, without limitation, actions to (i) request advances under the Loan and direct the Lender to disburse or credit the proceeds of any Loan directly to an account of Argan any one or more of the Borrowers or otherwise, which direction shall evidence the making of such Loan and shall constitute the acknowledgment by each of the Borrowers of the receipt of the proceeds of such Loan, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any Additional Borrower Joinder Supplement, any other Financing Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of any Borrower or in the name of Argan. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of the Lender, and may be exercised from time to time through Argan’s duly authorized officer, officers or other Person or Persons designated by Argan to act from time to time on behalf of Argan.

Each of the Borrowers hereby irrevocably authorizes the Lender to make Loans to any one or more of the Borrowers pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of a Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Borrowers on file with the Lender and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of Argan under the provisions of the most recent certificate of corporate resolutions and/or incumbency for Argan on file with the Lender.

The Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Lender and the Borrowers in connection with the Credit Facilities, any Loan, any Letter of Credit or any other transaction in connection with the provisions of this Agreement. Without implying any limitation on the joint and several nature of the Obligations, the Lender agrees that, notwithstanding any other provision of this Agreement, the Borrowers may create reasonable inter-company indebtedness between or among the Borrowers with respect to the allocation of the benefits and proceeds of the advances and Credit Facilities under this Agreement. The Borrowers agree among themselves, and the Lender consents to that agreement, that each Borrower shall have rights of contribution from all of the other Borrowers to the extent such Borrower incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Borrower. All such indebtedness and rights shall be, and are hereby agreed by the Borrowers to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless the Lender agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. The Borrowers agree that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Borrower hereby waives all rights of counterclaim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. Each Borrower shall not evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security. Notwithstanding anything contained in this Agreement to the contrary, the amount covered by each Borrower under the Obligations (including, without limitation, Section 2.5.8 (Guaranty)) shall be limited to an aggregate amount (after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Borrower in respect of the Obligations) which, together with other amounts owing by such Borrowers to the Lender under the Obligations, is equal to the largest amount that would not be subject to avoidance under the Bankruptcy Code or any applicable provisions of any applicable, comparable state or other Laws.

2.5.2 Use of Proceeds of the Loans.

The proceeds of each advance under the Loans shall be used by the Borrowers for Permitted Uses, and for no other purposes except as may otherwise be agreed by the Lender in writing. The Borrowers shall use the proceeds of the Loans promptly.

2.5.3 Computation of Interest and Fees.

All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any change in the interest rate on any of the Obligations resulting from a change in the LIBOR Rate shall become effective as of the opening of business on the day on which such change in the LIBOR Rate is announced.

2.5.4 Maximum Interest Rate.

In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Lender, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lender shall refund to the Borrowers such excess.

2.5.5 Payments.

All payments of the Obligations, including, without limitation, principal, interest, Prepayments, and Fees, shall be paid by the Borrowers without setoff, recoupment or counterclaim to the Lender in immediately available funds not later than 12:00 p.m. (Eastern Time) on the due date of such payment. All payments received by the Lender after such time shall be deemed to have been received by the Lender for purposes of computing interest and Fees and otherwise as of the next Business Day. Payments shall not be considered received by the Lender until such payments are paid to the Lender in immediately available funds to the Lender’s principal office in Rockville, Maryland or at such other location as the Lender may at any time and from time to time notify the Borrowers. Alternatively, at its sole discretion, the Lender may charge any deposit account of the Borrowers at the Lender or any Affiliate of the Lender with all or any part of any amount due to the Lender under this Agreement or any of the other Financing Documents to the extent that the Borrowers shall have not otherwise tendered payment to the Lender.

2.5.6 Liens; Setoff.

The Borrowers hereby grant to the Lender as additional collateral and security for all of the Obligations, a continuing Lien on any and all monies, Investment Property, and other property of the Borrowers and the proceeds thereof, now or hereafter held or received by or in transit to, the Lender, and/or any Affiliate of the Lender, from or for the account of, the Borrowers, and also upon any and all deposit accounts (general or special) and credits of the Borrowers, if any, with the Lender or any Affiliate of the Lender, at any time existing, excluding any deposit accounts held by the Borrowers in their capacity as trustee for Persons who are not Borrowers or Affiliates of the Borrowers. Without implying any limitation on any other rights the Lender may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, the Lender is hereby authorized by the Borrowers at any time and from time to time, without notice to the Borrowers, to set off, appropriate and apply any or all items hereinabove referred to against all Obligations then outstanding (whether or not then due), all in such order and manner as shall be determined by the Lender in its sole and absolute discretion.

2.5.7 Requirements of Law.

In the event that the Lender shall have determined in good faith that (a) the adoption of any Capital Adequacy Regulation, or (b) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (c) compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender, as a consequence of the obligations of the Lender hereunder to a level below that which the Lender or any corporation controlling the Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of the Lender and the corporation controlling the Lender, with respect to capital adequacy) by an amount deemed by the Lender, in its reasonable discretion, to be material, then from time to time, after submission by the Lender to the Borrowers of a written request therefore and a statement of the basis for such determination, the Borrowers shall pay to the Lender such additional amount or amounts in order to compensate the Lender or its controlling corporation for any such reduction.

2.5.8 Guaranty.

(a) Each Borrower hereby unconditionally and irrevocably, guarantees to the Lender:

(i) the due and punctual payment in full (and not merely the collectibility) by the other Borrowers of the Obligations, including unpaid and accrued interest thereon, in each case when due and payable, all according to the terms of this Agreement, the Notes and the other Financing Documents;

(ii) the due and punctual payment in full (and not merely the collectibility) by the other Borrowers of all other sums and charges which may at any time be due and payable in accordance with this Agreement, the Notes or any of the other Financing Documents;

(iii) the due and punctual performance by the other Borrowers of all of the other terms, covenants and conditions contained in the Financing Documents; and

(iv) all the other Obligations of the other Borrowers.

(b) The obligations and liabilities of each Borrower as a guarantor under this Section 2.5.8 shall be absolute and unconditional and joint and several, irrespective of the genuineness, validity, priority, regularity or enforceability of this Agreement, any of the Notes or any of the Financing Documents or any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Each Borrower in its capacity as a guarantor expressly agrees that the Lender may, in its sole and absolute discretion, without notice to or further assent of such Borrower and without in any way releasing, affecting or in any way impairing the joint and several obligations and liabilities of such Borrower as a guarantor hereunder:

(i) waive compliance with, or any defaults under, or grant any other indulgences under or with respect to any of the Financing Documents;

(ii) modify, amend, change or terminate any provisions of any of the Financing Documents;

(iii) grant extensions or renewals of or with respect to the Credit Facilities, the Notes or any of the other Financing Documents;

(iv) effect any release, subordination, compromise or settlement in connection with this Agreement, any of the Notes or any of the other Financing Documents;

(v) agree to the substitution, exchange, release or other disposition of the Collateral or any part thereof, or any other collateral for the Loan or to the subordination of any lien or security interest therein;

(vi) make advances for the purpose of performing any term, provision or covenant contained in this Agreement, any of the Notes or any of the other Financing Documents with respect to which the Borrowers shall then be in default;

(vii) make future advances pursuant to this Agreement or any of the other Financing Documents;

(viii) assign, pledge, hypothecate or otherwise transfer the Commitments, the Obligations, the Notes, any of the other Financing Documents or any interest therein, all as and to the extent permitted by the provisions of this Agreement;

(ix) deal in all respects with the other Borrowers as if this Section 2.5.8 were not in effect;

(x) effect any release, compromise or settlement with any of the other Borrowers, whether in their capacity as a Borrower or as a guarantor under this Section 2.5.8, or any other guarantor; and

(xi) provide debtor-in-possession financing or allow use of cash collateral in proceedings under the Bankruptcy Code, it being expressly agreed by all Borrowers that any such financing and/or use would be part of the Obligations.

(c) The obligations and liabilities of each Borrower, as guarantor under this Section 2.5.8, shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that a Borrower may have against any one or more of the other Borrowers, the Lender, and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by the Lender of any remedies it may have against the Borrowers with respect to this Agreement, the Notes or any of the other Financing Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, the Lender shall not be required to make any demand upon any of the Borrowers, or to sell the Collateral or otherwise pursue, enforce or exhaust its remedies against the Borrowers or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Borrower under this Section 2.5.8, either in the same action, if any, brought against any one or more of the Borrowers or in separate actions or proceedings, as often as the Lender may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Borrowers, any other guarantor or any obligor under any of the Financing Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Borrowers, in their respective capacities as borrowers and guarantors under this Section 2.5.8, or under any of the Financing Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this Section 2.5.8 in any manner whatsoever, and this Section 2.5.8 shall remain and continue in full force and effect. It is the intent and purpose of this Section 2.5.8 that each Borrower shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Borrowers agree that they shall be liable for the full amount of the obligations and liabilities under this Section 2.5.8, regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Borrowers, any other guarantor or any obligor under any of the Financing Documents, that may result from any such proceedings.

(d) Each Borrower, as guarantor under this Section 2.5.8, hereby unconditionally, jointly and severally, irrevocably and expressly waives:

(i) presentment and demand for payment of the Obligations and protest of non-payment;

(ii) notice of acceptance of this Section 2.5.8 and of presentment, demand and protest thereof;

(iii) notice of any default hereunder or under the Notes or any of the other Financing Documents and notice of all indulgences;

(iv) notice of any increase in the amount of any portion of or all of the indebtedness guaranteed by this Section 2.5.8;

(v) demand for observance, performance or enforcement of any of the terms or provisions of this Section 2.5.8, the Notes or any of the other Financing Documents;

(vi) all errors and omissions in connection with the Lender’s administration of all indebtedness guaranteed by this Section 2.5.8, except errors and omissions resulting from the Lender’s gross negligence or willful misconduct;

(vii) any right or claim of right to cause a marshalling of the assets of any one or more of the other Borrowers;

(viii) any act or omission of the Lender which changes the scope of the risk as guarantor hereunder; and

(ix) all other notices and demands otherwise required by law which the Borrower may lawfully waive.

Within ten (10) days following any request of the Lender so to do, each Borrower will furnish the Lender and such other persons as the Lender may direct with a written certificate, duly acknowledged stating in detail whether or not any credits, offsets or defenses exist with respect to this Section 2.5.8.

2.5.9 ACH Transactions and Swap Contracts.

The Borrowers may request and the Lender or its Affiliates may, in their sole and absolute discretion, provide ACH Transactions and Swap Contracts. In the event the Borrowers request Lender or its Affiliates to procure ACH Transactions or Swap Contracts, then the Borrowers agree to indemnify and hold the Lender or its Affiliates harmless from any and all obligations now or hereafter owing to the Lender or its Affiliates. The Borrowers agree to pay the Lender or its Affiliates all amounts owing to the Lender or its Affiliates pursuant to ACH Transactions and Swap Contracts. In the event the Borrowers shall not have paid to the Lender or its Affiliates such amounts, the Lender may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by the Borrowers. The Borrowers acknowledge and agree that the obtaining of ACH Transactions and Swap Contracts from the Lender or its Affiliates (a) is in the sole and absolute discretion of the Lender or its Affiliates and (b) is subject to all rules and regulations of the Lender or its Affiliates.

ARTICLE III
THE COLLATERAL

Section 3.1 Debt and Obligations Secured.

All property and Liens assigned, pledged or otherwise granted under or in connection with this Agreement (including, without limitation, those under Section 3.2 (Grant of Liens)) or any of the Financing Documents shall secure (a) the payment of all of the Obligations, including, without limitation, any and all Outstanding Letter of Credit Obligations, and (b) the performance, compliance with and observance by the Borrowers of the provisions of this Agreement and all of the other Financing Documents or otherwise under the Obligations.

Section 3.2 Grant of Liens.

Each of the Borrowers hereby assigns, pledges and grants to the Lender, and agrees that the Lender shall have a perfected and continuing security interest in, and Lien on, all of the Borrowers’ Accounts, Inventory, Chattel Paper, Documents, Instruments, Equipment, Investment Property and General Intangibles and all of the Borrowers’ deposit accounts with any financial institution with which any of the Borrowers maintains deposits, whether now owned or existing or hereafter acquired or arising, all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, all insurance policies relating to the foregoing, all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all Proceeds and products of the foregoing. Each of the Borrowers further agrees that the Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Financing Documents and under applicable Laws.

Without implying any limitation to the foregoing, as additional Collateral and security for the Obligations, Borrower hereby assigns to Lender all of its respective rights, title and interest in, to, and under, the Acquisition Agreement and all of the other Acquisition Documentation, including, without limitation, all of the benefits of any representations and warranties provided by the Acquired Company and any and all rights of Borrower to indemnification from the Acquired Company or any other Person contained therein. Neither the assignment to Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on Lender any obligation or liability of Borrower under the Acquisition Agreement and/or under any of the other Acquisition Documentation. Borrower hereby agrees to indemnify Lender and hold Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon Lender by virtue of the assignment of and Lien on Borrower’s rights, title and interest in, to, and under the Acquisition Agreement and the other Acquisition Documentation. Borrower further acknowledges and agrees that following the occurrence of an Event of Default, Lender shall be entitled to enforce any and all rights and remedies available to Borrower under the Acquisition Agreement and/or under any or all of the Acquisition Documentation and/or applicable Laws with respect to the Acquisition.

Section 3.3 Collateral Disclosure List.

On or prior to the Closing Date, each of the Borrowers shall deliver to the Lender a list (the “Collateral Disclosure List”) which shall contain such information with respect to such Borrower’s business and real and personal property as the Lender may require and shall be certified by a Responsible Officer of such Borrower, all in the form provided to the Borrowers by the Lender. Promptly after demand by the Lender, the Borrowers, as appropriate, shall furnish to the Lender an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be requested by the Lender.

Section 3.4 Personal Property.

The Borrowers acknowledge and agree that it is the intention of the parties to this Agreement that the Lender shall have a first priority, perfected Lien, in form and substance satisfactory to the Lender and its counsel, on all of the Borrowers’ assets of any kind and nature whatsoever, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any. In furtherance of the foregoing:

3.4.1 Investment Property, Chattel Paper, Promissory Notes, etc.

(a) On the Closing Date and without implying any limitation on the scope of Section 3.2 (Grant of Liens), each of the Borrowers shall deliver to the Lender the originals of all of its letters of credit, Investment Property, Chattel Paper, Documents and Instruments and, if the Lender so requires, shall execute and deliver separate pledge, assignment and security agreements in form and content acceptable to the Lender, which pledge, assignment and security agreements shall assign, pledge and grant a Lien to the Lender on all such Borrower’s letters of credit, Investment Property, Chattel Paper, Documents, and Instruments.

(b) In the event that any of the Borrowers shall acquire after the Closing Date any letters of credit, Investment Property, Chattel Paper, Documents, or Instruments, each such Borrower shall promptly so notify the Lender and deliver the originals of all of the foregoing to the Lender promptly and in any event within ten (10) days of each acquisition.

(c) All letters of credit, Investment Property, Chattel Paper, Documents and Instruments shall be delivered to the Lender endorsed and/or assigned as required by any pledge, assignment and security agreement and/or as the Lender may require and, if applicable, shall be accompanied by blank irrevocable and unconditional stock or bond powers and/or notices as the Lender may require.

Section 3.5 Record Searches.

As of the Closing Date and thereafter at the time any Financing Document is executed and delivered by the Borrowers pursuant to this Section, the Lender shall have received, in form and substance satisfactory to the Lender, such Lien or record searches with respect to all of the Borrowers and/or any other Person, as appropriate, and the property covered by such Financing Document showing that the Lien of such Financing Document will be a perfected first priority Lien on the property covered by such Financing Document subject only to Permitted Liens or to such other matters as the Lender may approve.

Section 3.6 Costs.

The Borrowers agree to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by the Lender in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral, including, without limitation:

(a) customary fees and expenses incurred in preparing Financing Documents from time to time (including, without limitation, reasonable attorneys’ fees incurred in connection with preparing the Financing Documents, including, any amendments and supplements thereto);

(b) all filing and/or recording taxes or fees;

(c) all costs of Lien and record searches;

(d) reasonable attorneys’ fees in connection with all legal opinions required; and

(e) all related costs, fees and expenses.

Section 3.7 Release.

Upon the indefeasible repayment in full in cash of the Obligations and performance of all Obligations of the Borrowers and all obligations and liabilities of each other Person, other than the Lender, under this Agreement and all other Financing Documents, and the termination and/or expiration of all of the Commitments, upon the Borrowers’ request and at the Borrowers’ sole cost and expense, the Lender shall release and/or terminate any Financing Document but only if and provided that there is no commitment or obligation (whether or not conditional) of the Lender to re-advance amounts which would be secured thereby and/or no commitment or obligation of Lender to issue any Letter of Credit or return or restore any payment of any Current Letter of Credit Obligations.

Section 3.8 Inconsistent Provisions.

In the event that the provisions of any Financing Document directly conflict with any provision of this Agreement, the provisions of this Agreement govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties.

The Borrowers, for themselves and for each other, represent and warrant to the Lender, as follows:

4.1.1 Subsidiaries.

The Borrowers have the Subsidiaries listed on the Collateral Disclosure List and no others. Each of the Subsidiaries is a Wholly Owned Subsidiary except as shown on the Collateral Disclosure List, which correctly indicates the nature and amount of each Borrower’s ownership interests therein.

4.1.2 Existence.

Each Borrower (a) is a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement, (b) has the power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary. Each Borrower is organized under the laws of only one (1) jurisdiction.

4.1.3 Power and Authority.

Each Borrower has full power and authority to execute and deliver this Agreement and the other Financing Documents and the Acquisition Documentation to which it is a party, to make the borrowings and request Letters of Credit under this Agreement, to close and consummate the Acquisition and to incur and perform the Obligations whether under this Agreement, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of any Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of any Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, or any of the other Financing Documents, or the performance by any Borrower of the Obligations or the closing and the consummation of the Acquisition.

4.1.4 Binding Agreements.

This Agreement and the other Financing Documents executed and delivered by the Borrowers have been properly executed and delivered and constitute the valid and legally binding obligations of the Borrowers and are fully enforceable against each of the Borrowers in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

4.1.5 No Conflicts.

Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by any Borrower nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) any Borrower’s organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on any Borrower or affecting its property, or (c) any Laws.

4.1.6 No Defaults, Violations.

(a) No Default or Event of Default has occurred and is continuing.

(b) None of the Borrowers nor any of their respective Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect which could be materially adverse to the business, operations, property or financial condition of any Borrower, or which could materially adversely affect the ability of any Borrower to perform its obligations under this Agreement or the other Financing Documents, to which any Borrower is a party.

4.1.7 Compliance with Laws.

None of the Borrowers nor any of their respective Subsidiaries is in violation of any applicable Laws (including, without limitation, any Laws relating to employment practices, to environmental, occupational and health standards and controls) or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting any Borrower or any of its properties, the violation of which, considered in the aggregate, could materially adversely affect the business, operations or properties of any Borrower and/or any Subsidiaries.

4.1.8 Margin Stock.

None of the proceeds of the Loans will be used, directly or indirectly, by any Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose which might make the transactions contemplated in this Agreement a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

4.1.9 Investment Company Act; Margin Stock.

None of the Borrowers nor any of their respective Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act. None of the Borrowers nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System.

4.1.10 Litigation.

Except as otherwise disclosed on Schedule 4.1.10 attached hereto and made a part hereof, there are no proceedings, actions or investigations pending or, so far as any Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority which, in any one case or in the aggregate, if determined adversely to the interests of any Borrower or any Subsidiary, would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of any Borrower.

4.1.11 Financial Condition.

The consolidated financial statements of Argan dated January 31, 2006 are complete and correct and fairly present the financial position of each of Argan, SMC and Vitarich and their Subsidiaries and the results of their operations and transactions in their surplus accounts as of the date and for the period referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. There are no liabilities, direct or indirect, fixed or contingent, of any Borrower or any Subsidiary as of the date of such financial statements that are not reflected therein or in the notes thereto. There has been no adverse change in the financial condition or operations of any Borrower or any Subsidiary since the date of such financial statements and to the Borrowers’ knowledge no such adverse change is pending or threatened. None of the Borrowers nor any Subsidiary has guaranteed the obligations of, or made any investment in or advances to, any Person, except as disclosed in such financial statements.

4.1.12 Full Disclosure.

The financial statements referred to in Sections 4.1.11 (Financial Condition) and 4.1.28 (Pro-forma Financial Statements), the Financing Documents (including, without limitation, this Agreement), and the statements, reports or certificates furnished by any Borrower in connection with the Financing Documents (a) do not contain any untrue statement of a material fact and (b) when taken in their entirety, do not omit any material fact necessary to make the statements contained therein not misleading. There is no fact known to any Borrower which such Borrower has not disclosed to the Lender in writing prior to the date of this Agreement with respect to the transactions contemplated by the Financing Documents that materially and adversely affects or in the future could, in the reasonable opinion of that Borrower materially adversely affect the condition, financial or otherwise, results of operations, business, or assets of any Borrower or any Subsidiary.

4.1.13 Indebtedness for Borrowed Money.

Except for the Obligations and except as set forth in Schedule 4.1.13 attached hereto and made a part hereof, the Borrowers have no Indebtedness for Borrowed Money. The Lender has received photocopies of all promissory notes evidencing any Indebtedness for Borrowed Money set forth in Schedule 4.1.13, together with any and all subordination agreements, other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith.

4.1.14 Taxes.

Each of the Borrowers and its Subsidiaries has filed all returns, reports and forms for Taxes that, to the knowledge of the Borrowers, are required to be filed, and has paid all Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by a Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefore have been established as required under GAAP. All tax liabilities of the Borrowers were as of the date of audited financial statements referred to in Section 4.1.11 (Financial Condition), and are now, adequately provided for on the books of the Borrowers and their Subsidiaries, as appropriate. No tax liability has been asserted by the Internal Revenue Service or any state or local authority against any Borrower for Taxes in excess of those already paid.

4.1.15 ERISA.

With respect to any Plan that is maintained or contributed to by any Borrower and/or by any Commonly Controlled Entity or as to which any Borrower retains material liability: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no Reportable Event has occurred other than events for which reporting has been waived; (c) no termination of any plan subject to Title IV of ERISA has occurred; (d) neither the Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multi-employer Plan; (e) neither the Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multi-employer Plan; (f) no Multi-employer Plan to which the Borrower or any Commonly Controlled Entity has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by the Borrower or any Commonly Controlled Entity that such a Multi-employer Plan will be placed in “reorganization”.

4.1.16 Title to Properties.

The Borrowers have good and marketable title to all of their respective properties, including, without limitation, the Collateral and the properties and assets reflected in the balance sheets described in Section 4.1.11 (Financial Condition). The Borrowers have legal, enforceable and uncontested rights to use freely such property and assets. All of such properties, including, without limitation, the Collateral that were purchased, were purchased for fair consideration and reasonably equivalent value in the ordinary course of business of both the seller and the Borrowers and not, by way of example only, as part of a bulk sale.

4.1.17 Patents, Trademarks, Etc.

Each of the Borrowers and its Subsidiaries owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, Copyrights, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person. Any and all obligations to pay royalties or other charges with respect to such properties and assets are properly reflected on the financial statements described in Section 4.1.11 (Financial Condition).

4.1.18 Employee Relations.

Except as disclosed on Schedule 4.1.18 attached hereto and made a part hereof, (a) no Borrower nor any Subsidiary thereof nor any of the Borrower’s or Subsidiary’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of a Borrower, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrowers after due inquiry, threatened between any Borrower and its employees, and (d) no Borrower nor any Subsidiaries is subject to an employment contract, severance agreement, commission contract, consulting agreement or bonus agreement. Hours worked and payments made to the employees of any one or more of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from any one or more of the Borrowers or for which any claim may be made against a Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books. The consummation of the transactions contemplated by the Financing Agreement or any of the other Financing Documents or by the Acquisition Agreement or any of the other Acquisition Documentation will not give rise to a right of termination or right of re-negotiation on the part of any union under any collective bargaining agreement to which any Borrower is a party or by which it is bound.

4.1.19 Presence of Hazardous Materials or Hazardous Materials Contamination.

To the best of each Borrower’s knowledge, (a) no Hazardous Materials are located on any real property owned, controlled or operated by any of the Borrowers or for which any Borrower is, or is claimed to be, responsible, except for reasonable quantities of necessary supplies for use by a Borrower in the ordinary course of its current line of business and stored, used and disposed in accordance with applicable Laws; and (b) no property owned, controlled or operated by any Borrower or for which any Borrower has, or is claimed to have, responsibility has ever been used as a manufacturing, storage, or dump site for Hazardous Materials nor is affected by Hazardous Materials Contamination at any other property.

4.1.20 Perfection and Priority of Collateral.

The Lender has, or upon execution and recording of this Agreement and the Security Documents will have, and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral, free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens, including, without limitation, those described on Schedule 4.1.20 attached hereto and made a part hereof.

4.1.21 Collateral Disclosure List.

The information contained in the Collateral Disclosure List of each Borrower is complete and correct. Each Collateral Disclosure List completely and accurately identifies (a) the type of entity, the state of organization and the chief executive office of the applicable Borrower (b) each other place of business of such Borrower, (c) the location of all books and records pertaining to the Collateral, and (d) each location, other than the foregoing, where any of the Collateral is located.

4.1.22 Business Names and Addresses.

In the five (5) years preceding the date hereof, no Borrower has changed its name, identity or corporate structure, has conducted business under any name other than its current name, and has conducted its business in any jurisdiction other than those disclosed on the Collateral Disclosure List.

4.1.23 Equipment.

All Equipment is personalty and is not and will not be affixed to real estate in such manner as to become a fixture or part of such real estate. No equipment is held by any Borrower on a sale on approval basis.

4.1.24 Inventory.

The Inventory of the Borrowers is (a) of good and merchantable quality, free from defects, (b) not stored with a bailee, warehouseman, carrier, or similar party, (c) not on consignment, sale on approval, or sale or return, and (d) located at the places of business set forth on the Collateral Disclosure List. No goods offered for sale by any Borrower are consigned to or held on sale or return terms by that Borrower.

4.1.25 Accounts.

With respect to all Accounts and to the best of the Borrowers’ knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to the Lender); (b) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefore is in accordance with all applicable Laws; (c) the amounts shown on the respective Borrower’s books and records, with respect thereto are actually and absolutely owing to that Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by that Borrower in the ordinary course of its business; (d) all Account Debtors thereon have the capacity to contract; and (e) the goods sold, leased or transferred or the services furnished giving rise thereto are not subject to any Liens except the security interest granted to the Lender by this Agreement and Permitted Liens.

4.1.26 Solvency

Each of the Borrowers is Solvent prior to and after giving effect to the Acquisition and the making of the Loans.

4.1.27 Pro-forma Financial Statements.

Borrowers have furnished to Lender a Pro-forma consolidated balance sheet of Borrowers and its Subsidiaries as of immediately after consummation of Acquisition and the transactions incident thereto (the “Pro-forma Balance Sheet”) together with Pro-forma financial projections for the fiscal year period subsequent to the Acquisition (the “Pro-forma Financial Projections”). A copy of the Pro-forma Balance Sheet and the Pro-forma Financial Projections are attached hereto as EXHIBITS H-1 and H-2, respectively. The Pro-forma Balance Sheet has been prepared based on the best information available to the Borrowers as of the date of delivery thereof, and present fairly on a pro-forma basis the estimated financial position of the Borrowers for the fiscal year period subsequent to the Acquisition, assuming that the events specified in the first sentence of this paragraph had actually occurred at such date or at the beginning of such period, as the case may be. The Pro-forma Financial Projections represent Borrowers best estimate of the future operations of each Borrower and are based on reasonable and conservative assumptions.

4.1.28 Acquisition Agreement.

Lender has received true and correct photocopies of the Acquisition Agreement and each of the other Acquisition Documentation, executed, delivered and/or furnished on or before the Closing Date in connection with the Acquisition. Neither the Acquisition Agreement nor any of the other Acquisition Documentation have been modified, changed, supplemented, canceled, amended or otherwise altered or affected, except as otherwise disclosed to Lender in writing on or before the Closing Date. The Acquisition has been effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the Acquisition Agreement and with all applicable Laws.

4.1.29 Certain Documents.

The Borrowers have delivered to the Lender a complete and correct copy of the Acquisition Documentation, including any amendments, supplements or modifications with respect thereto.

Section 4.2 Survival; Updates of Representations and Warranties.

All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the Closing Date, the making of any advance under the Loans and extension of credit made hereunder, and the incurring of any other Obligations and shall be deemed to have been made at the time of each request for, and again at the time of the making of, each advance under the Loans or the issuance of each Letter of Credit, except that the representations and warranties which relate to the financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Lender pursuant to Section 6.1.1 (Financial Statements).

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1 Conditions to the Initial Advance and Letter of Credit.

The making of the initial advance under the Loans and the issuance of the Letter of Credit is subject to the fulfillment on or before the Closing Date of the following conditions precedent in a manner satisfactory in form and substance to the Lender and its counsel:

5.1.1 Organizational Documents - Borrowers.

The Lender shall have received for each Borrower:

(a) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of formation of the Borrower;

(b) a certified copy from the appropriate Governmental Authority under which the Borrower is organized, of the Borrower’s organizational documents and all recorded amendments thereto;

(c) a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each jurisdiction in which the Borrower conducts business;

(d) a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower covering:

(i) true and complete copies of the Borrower’s organizational and governing documents and all amendments thereto;

(ii) true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents and the Acquisition Documentation to which it is a party, (B) the borrowings hereunder, and (C) the granting of the Liens contemplated by this Agreement and the Financing Documents to which Borrower is a party, and (D) the Acquisition if and to the extent Borrower is a party;

(iii) the incumbency, authority and signatures of the officers of the Borrower authorized to sign this Agreement and the other Financing Documents to which the Borrower is a party; and

(iv) the identity of the Borrower’s current directors, common stock holders and other equity holders who, to the knowledge of any Borrower, own more than twenty percent (20%) of the outstanding common stock, as well as their respective percentage ownership interests.

5.1.2 Opinion of Borrowers’ Counsel.

The Lender shall have received the favorable opinion of counsel for the Borrowers addressed to the Lender.

5.1.3 Consents, Licenses, Approvals, Etc.

The Lender shall have received copies of all consents, licenses and approvals, required in connection with the execution, delivery, performance, validity and enforceability of the Financing Documents and the Acquisition Documents, and such consents, licenses and approvals shall be in full force and effect.

5.1.4 Notes.

The Lender shall have received the 2006 Term Note, the Revolving Credit Note, and the Acquisition Note, each conforming to the requirements hereof and executed by a Responsible Officer of each Borrower and attested by a duly authorized representative of each Borrower.

5.1.5 Financing Documents and Collateral.

Each Borrower shall have executed and delivered the Financing Documents and the Travelers Letter Agreement each to be executed by it, and shall have delivered original Chattel Paper, Instruments, Investment Property, and related Collateral and all opinions, title insurance, and other documents contemplated by ARTICLE III (The Collateral).

5.1.6 Other Documents, Etc.

The Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by the Lender.

5.1.7 Payment of Fees.

The Lender shall have received payment of any Fees due on or before the Closing Date including, without limitation, the Acquisition Term Loan Fee.

5.1.8 Collateral Disclosure List.

Each Borrower shall have delivered the Collateral Disclosure List required under the provisions of Section 3.3 (Collateral Disclosure List) duly executed by a Responsible Officer of each Borrower.

5.1.9 Recordings and Filings.

Each Borrower shall have: (a) executed and delivered all Financing Documents required to be filed, registered or recorded in order to create, in favor of the Lender, a perfected Lien in the Collateral (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, and (b) delivered such evidence as the Lender deems satisfactory that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full.

5.1.10 Insurance Certificate.

The Lender shall have received an insurance certificate in accordance with the provisions of Section 6.1.8 (Insurance).

5.1.11 Pro-forma Balance Sheet and Projections.

Lender shall have received and approved Borrowers Pro-forma Balance Sheet and Pro-forma Financial Projections, which Pro-forma Balance Sheet and Pro-forma Financial Projections must be in form and content acceptable to Lender in its sole and absolute discretion.

5.1.12 Adverse Change.

No material adverse change shall have occurred in the condition (financial or otherwise), operations or business of any Borrower that would, in the good faith judgment of the Lender, materially impair the ability of that Borrower to pay or perform any of the Obligations since July 31, 2006.

Section 5.2 Conditions to all Extensions of Credit.

The making of all advances under the Loans is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to the Lender and its counsel:

5.2.1 Compliance.

Each Borrower shall have complied and shall then be in compliance with all terms, covenants, conditions and provisions of this Agreement and the other Financing Documents that are binding upon it.

5.2.2 Default.

There shall exist no Event of Default or Default hereunder.

5.2.3 Representations and Warranties.

The representations and warranties of each of the Borrowers contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, each advance under the Loans or the issuance of the Letter of Credit, except that the representations and warranties which relate to financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Lender pursuant to Section 6.1.1 (Financial Statements).

5.2.4 Adverse Change.

No adverse change shall have occurred in the condition (financial or otherwise), operations or business of any Borrower that would, in the good faith judgment of the Lender, materially impair the ability of that Borrower to pay or perform any of the Obligations.

5.2.5 Legal Matters.

All legal documents incident to each advance under the Loans shall be reasonably satisfactory to counsel for the Lender.

Section 5.3 Conditions to Acquisition Term Loan and Letter of Credit.

In addition to the satisfaction of the conditions set forth in Sections 5.1 and 5.2, the making of the Acquisition Term Loan and Letter of Credit is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to the Lender and its counsel:

5.3.1 Acquisition Term Note.

The Lender shall have received the Acquisition Term Note conforming to the requirements hereof and executed by a Responsible Officer of each Borrower and attested by a duly authorized representative of each Borrower.

5.3.2 Acquisition.

(a) Argan and each Acquired Company shall have complied in all material respects with all covenants and satisfied in all material respects all conditions set forth in the Acquisition Documentation and concurrent with the initial funding hereunder, Argan shall have acquired all of the outstanding Capital Stock and Membership Interest of each Acquired Company in accordance with the terms and conditions of the Acquisition Documentation and applicable Laws (the “Acquisition”). After giving effect to the consummation of the Acquisition, Argan shall own 100% of the fully diluted Capital Stock and Membership Interest of each Acquired Company. The Lender shall have received satisfactory evidence that satisfactory arrangements shall have been made for the termination of all Liens granted in connection with any credit facilities of the Acquired Companies.

(b) Lender shall have received photocopies of all Acquisition Documentation executed, delivered and/or furnished in connection with the Acquisition, together with a certificate signed by a Responsible Officer of each Borrower certifying that (i) the Acquisition Agreement and the other Acquisition Documentation furnished to Lender are true, correct, in full force and effect and the provisions thereof have not been in any way modified, amended or waived, and (ii) the Acquisition has been closed and completed in accordance with the Acquisition Agreement and the other Acquisition Documentation furnished to Lender and in accordance with all applicable Laws.

(c) Lender shall have received satisfactory evidence that, concurrent with the initial funding hereunder, (i) the secured credit facility entered between GPS and Sovereign Bank shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection with such credit facility.

(d) Lender shall have received a reliance letter in form and substance acceptable to Lender in its sole and absolute discretion, executed and delivered by each Acquired Company, which reliance letter shall grant to Lender the benefit of all of the rights, warranties, and indemnifications benefiting Argan under and in connection with the Acquisition Agreement, the other Acquisition Documentation and the Acquisition. In addition, Lender shall have received all opinions of counsel for the Acquired Companies and Argan required under or in connection with the Acquisition Agreement, the other Acquisition Documentation and the Acquisition, which opinions must be addressed to Lender and in form and content reasonably acceptable to Lender and its counsel and which permit Lender to rely on the opinions expressed therein.

5.3.3 Lien Searches.

The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of each Borrower and its Subsidiaries are located, and such search shall reveal no liens on any of the assets of each Acquired Company or any of its Subsidiaries except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

5.3.4 Pledged Equity and Membership Interests; Stock Powers; Pledged Notes.

Lender shall have received, to the extent applicable, (i) all originals of the certificates representing the shares of Capital Stock of GP and GPSC pledged pursuant to each of the Pledge Agreements, together with an undated stock power or other power of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) all originals of the certificates representing the membership interests, if any, of the GPS and GPH pledged pursuant to each of the Assignments of Membership Interests, together with an undated power of transfer, if certificated, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

5.3.5 Financial Covenants.

(a) Senior Funded Debt to EBITDA. As of the Closing Date, the Borrowers ratio of Senior Funded Debt to EBITDA based on the actual adjusted year-to-date performance agreed to by Lender, on a consolidated basis, tested as of the last day of the Borrowers’ fiscal quarter commencing October 31, 2006 shall not exceed 1.75 to 1.00.

(b) Liquidity. As of the Closing Date, after giving effect to the closing of the Acquisition, the Borrowers shall have at least Twenty Million Dollars ($20,000,000) of unrestricted and unencumbered liquidity.

5.3.6 Default.

There shall exist no Event of Default or Default hereunder.

5.3.7 Interest Rate Protection Agreement.

The Lender shall have received an executed Interest Rate Protection Agreement in accordance with Section 6.2.19.

5.3.8 Compliance.

The Lender shall have received pro-forma financial statements in form and detail satisfactory to the Lender for the most recent month then ended, that demonstrate that, after making the Acquisition Term Loan, Borrowers will be in compliance with all the financial covenants set forth in Section 6.1.14 based on a trailing twelve (12) month test.

5.3.9 Other Documents, Etc.

The Lender shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the Acquisition Term Loan as may have been reasonably requested by the Lender.

5.3.10 Legal Matters.

All legal documents incident to the Acquisition Term Loan shall be reasonably satisfactory to counsel for the Lender.

ARTICLE VI
COVENANTS OF THE BORROWERS

Section 6.1 Affirmative Covenants.

So long as any of the Obligations (or any the Commitments therefore) shall be outstanding hereunder, the Borrowers agree jointly and severally with the Lender as follows:

6.1.1 Financial Statements.

The Borrowers shall furnish to the Lender:

(a) Annual Statements and Certificates. The Borrowers shall furnish to the Lender as soon as available, but in no event more than one hundred twenty (120) days after the close of the Borrowers’ fiscal years, (i) a copy of the annual financial statement in reasonable detail satisfactory to the Lender relating to the Borrowers and their Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants satisfactory to the Lender, which financial statement shall include a consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, cash flows and changes in shareholders equity of the Borrowers and their Subsidiaries for such fiscal year, (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT C, as may be amended by the Lender from time to time, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth in a schedule attached to the certification), each prepared by a Responsible Officer of the Borrowers in a format acceptable to the Lender and (iii) a management letter in the form prepared by the Borrowers’ independent certified public accountants.

(b) Quarterly Statements and Certificates. The Borrowers shall furnish to the Lender as soon as available, but in no event more than forty five (45) days after the close of the Borrowers’ fiscal quarters, consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of the close of such period, consolidated and consolidating income, cash flows and changes in shareholders equity statements for such period and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT C, containing a detailed computation of each financial covenant in this Agreement which is applicable for the period reported, a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth on a schedule attached to the certification), each prepared by a Responsible Officer of or on behalf of each Borrower in a format acceptable to the Lender, all as prepared and certified by a Responsible Officer of the Borrowers and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(c) Annual Budget and Projections. The Borrowers shall furnish to the Lender as soon as available, but in no event later than thirty (30) days before the end of each fiscal year a consolidated and consolidating budget and pro forma financial statements on a quarterly basis for the following fiscal year.

(d) Additional Reports and Information. The Borrowers shall furnish to the Lender promptly, such additional information, reports or statements as the Lender may from time to time reasonably request, including but not limited to, no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Acquisition Documentation.

6.1.2 Reports to SEC and to Stockholders.

The Borrowers will furnish to the Lender, promptly upon the filing or making thereof, at least one (l) copy of all financial statements, reports, notices and proxy statements sent by any Borrower to its stockholders, and of all regular and other reports filed by any Borrower with any securities exchange or with the Securities and Exchange Commission.

6.1.3 Recordkeeping, Rights of Inspection, Field Examination, Etc.

(a) Each of the Borrowers shall, and shall cause each of its Subsidiaries to, maintain (i) a standard system of accounting in accordance with GAAP, and (ii) proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its properties, business and activities.

(b) Each of the Borrowers shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Lender to visit and inspect the properties of the Borrowers and their Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to review, audit, check and inspect the Borrowers’ other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries, with the officers, directors, employees and other representatives of the Borrowers and their Subsidiaries and their respective accountants, all at such times during normal business hours and other reasonable times and as often as the Lender may reasonably request.

(c) Each of the Borrowers hereby irrevocably authorizes and directs all accountants and auditors employed by any of the Borrowers and/or any of their Subsidiaries at any time prior to the repayment in full of the Obligations to exhibit and deliver to the Lender copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of any or all of the Borrowers and/or any or all of their respective Subsidiaries in the accountant’s or auditor’s possession, and to disclose to the Lender any information they may have concerning the financial status and business operations of any or all of the Borrowers and/or any or all of their respective Subsidiaries. Further, each of the Borrowers hereby authorizes all Governmental Authorities to furnish to the Lender copies of reports or examinations relating to any and all of the Borrowers and/or any or all Subsidiaries, whether made by the Borrowers or otherwise. The Lender agrees that prior to the occurrence of a Default to give the Borrowers five (5) days prior notice before requesting any such information from any such accountants, auditors or Governmental Authorities.

(d) Any and all costs and expenses incurred by, or on behalf of, the Lender in connection with the conduct of any of the foregoing, including, without limitation, travel, lodging, meals, and other expenses for inspections of the Collateral and the Borrowers’ operations for each auditor employed by the Lender for inspections of the Collateral and the Borrowers’ operations, shall be part of the Enforcement Costs and shall be payable to the Lender upon demand. Prior to the occurrence of an Event of Default, the Borrowers shall not be responsible for the cost of more than two (2) field examinations in any twelve (12) month period. The Borrowers acknowledge and agree that such expenses may include, but shall not be limited to, any and all reasonable out-of-pocket costs and expenses of the Lender’s employees and agents in, and when, traveling to any of the Borrowers’ facilities.

6.1.4 Existence.

Each of the Borrowers shall (a) maintain, and cause each of its Subsidiaries to maintain, its existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction might have a material adverse effect on the ability of the Borrower to perform the Obligations, on the conduct of the Borrower’s operations, on the Borrower’s financial condition, or on the value of, or the ability of the Lender to realize upon, the Collateral and (b) remain a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement.

6.1.5 Compliance with Laws.

Each of the Borrowers shall comply, and cause each of its Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, the noncompliance with or the non-observance of which might have a material adverse effect on the ability of the Borrowers to perform the Obligations, on the conduct of the Borrowers’ operations, on the Borrowers’ consolidated financial condition, or on the value of, or the ability of the Lender to realize upon, the Collateral.

6.1.6 Preservation of Properties.

Each of the Borrowers will, and will cause each of its Subsidiaries to, at all times (a) maintain, preserve, protect and keep its properties, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all proper repairs, maintenance, replacements, additions and improvements thereto needed to maintain such properties in good operating condition, working order and repair, and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises, leases of real and personal property, trade names, Patents, Trademarks, Copyrights and permits which are necessary for the orderly continuance of its business.

6.1.7 Line of Business.

Each of the Borrowers will continue to engage substantially in the businesses of the marketing and manufacture of filtration related products and providing infrastructure services to the government and the telecommunications and utility industries.

6.1.8 Insurance.

Each of the Borrowers will, and will cause each of its Subsidiaries to, at all times maintain with “A” or better rated insurance companies such insurance as is required by applicable Laws and such other insurance, in such amounts, of such types and against such risks, hazards, liabilities, casualties and contingencies as are usually insured against in the same geographic areas by business entities engaged in the same or similar business. Without limiting the generality of the foregoing, each of the Borrowers will, and will cause each of its Subsidiaries to, keep adequately insured all of its property against loss or damage resulting from fire or other risks insured against by extended coverage and maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in or about any properties occupied or controlled by it, or arising in any manner out of the businesses carried on by it, all in such amounts not less than the Lender shall reasonably determine from time to time. Each of the Borrowers shall deliver to the Lender on the Closing Date (and thereafter on each date there is a material change in the insurance coverage) an insurance certificate containing a detailed list of the insurance then in effect and stating the names of the insurance companies, the types, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby. Within thirty (30) days after notice in writing from the Lender, the Borrowers will obtain such additional insurance as the Lender may reasonably request.

6.1.9 Taxes.

Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, each of the Borrowers will, and will cause each of its Subsidiaries, to pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof. Each of the Borrowers shall furnish to the Lender at such times as the Lender may require proof satisfactory to the Lender of the making of payments or deposits required by applicable Laws including, without limitation, payments or deposits with respect to amounts withheld by any of the Borrowers from wages and salaries of employees and amounts contributed by any of the Borrowers on account of federal and other income or wage taxes and amounts due under the Federal Insurance Contributions Act, as amended.

6.1.10 ERISA.

Each Borrower will, and will cause each of its Commonly Controlled Entities to, comply with the funding requirements of ERISA with respect to Plans for its respective employees. No Borrower will permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, which results, or may result, in any material liability of any Borrower, or (b) any Reportable Event if, upon termination of the plan or plans with respect to which one or more such Reportable Events shall have occurred, there is or would be any material liability of the Borrower to the PBGC. Upon the Lender’s request, each Borrower will deliver to the Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

6.1.11 Notification of Events of Default and Adverse Developments.

Each of the Borrowers shall promptly notify the Lender upon obtaining knowledge of the occurrence of:

(a) any Event of Default;

(b) any Default;

(c) any litigation instituted or threatened against any of the Borrowers or any of their Subsidiaries and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or properties of any of the Borrowers or any Subsidiary where the claims against any Borrower or any Subsidiary exceed One Hundred Thousand Dollars ($100,000) and are not covered by insurance;

(d) any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of any of the Borrowers or any of their respective Subsidiaries;

(e) any judicial, administrative or arbitral proceeding pending against any of the Borrowers or any of their respective Subsidiaries and any judicial or administrative proceeding known by any of the Borrowers to be threatened against any Borrower or any Subsidiary that, if adversely decided, could materially adversely affect the financial condition or operations (present or prospective) of any Borrower or any Subsidiary;

(f) the receipt by any of the Borrowers or any Subsidiary of any notice, claim or demand from any Governmental Authority which alleges that any of the Borrowers or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act; and

(g) any other development in the business or affairs of any of the Borrowers or any of their respective Subsidiaries that may be materially adverse;

in each case describing in detail satisfactory to the Lender the nature thereof and the action the Borrowers propose to take with respect thereto.

6.1.12 Hazardous Materials; Contamination.

Each of the Borrowers agrees to:

(a) give notice to the Lender immediately upon acquiring knowledge of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, quantity) of a Borrower’s line of business expressly described in this Agreement), with a full description thereof;

(b) promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide the Lender with satisfactory evidence of such compliance;

(c) provide the Lender, within thirty (30) days after a demand by the Lender, with a bond, letter of credit or similar financial assurance evidencing to the Lender’s satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien which may be established as a result thereof on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible; and

(d) as part of the Obligations, defend, indemnify and hold harmless the Lender and its agents, employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by any Borrower or for which any Borrower is, or is claimed to be, responsible. Each Borrower acknowledges and agrees that this indemnification shall survive the termination of this Agreement and the Commitments and the payment and performance of all of the other Obligations.

6.1.13 Disclosure of Significant Transactions.

Each of the Borrowers shall deliver to the Lender a written notice describing in detail each transaction by it involving the purchase, sale, lease, or other acquisition or loss or casualty to or disposition of an interest in Fixed or Capital Assets which exceeds One Hundred Fifty Thousand Dollars ($150,000), said notices to be delivered to the Lender within thirty (30) days of the occurrence of each such transaction.

6.1.14 Financial Covenants.

(a) Total Funded Debt to EBITDA. The Borrowers, on a consolidated basis, will not permit the ratio of Total Funded Debt to EBITDA, tested as of the last day of each of the Borrowers’ fiscal quarters commencing January 31, 2007, for the rolling four (4) quarter period then ending, to be greater than (i) 2.25 to 1.00 for the quarter ending January 31, 2007 and (ii) 2.00 to 1.00 for the quarter ending April 30, 2007 and each quarter thereafter.

(b) Fixed Charge Coverage Ratio. The Borrowers will maintain, on a consolidated basis and tested as of the last day of each of the Borrowers’ fiscal quarters commencing January 31, 2007, and thereafter, for the rolling four (4) quarter period then ending, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

(c) Senior Funded Debt to EBITDA. The Borrowers, on a consolidated basis, will not permit the ratio of Senior Funded Debt to EBITDA, tested as of the last day of each of the Borrowers’ fiscal quarters commencing January 31, 2007, and thereafter, for the rolling four (4) quarter period then ending, to be greater than (i) 1.75 to 1.00 for the quarter ending January 31, 2007 and (ii) 1.50 to 1.00 for the quarter ending April 30, 2007 and each quarter thereafter.

6.1.15 Collection of Receivables.

Until the occurrence of a Default, the Borrowers and their Subsidiaries shall at their own expense have the privilege for the account of, and in trust for, the Lender of collecting their Receivables and receiving in respect thereto all Items of Payment and shall otherwise completely service all of the Receivables including (a) the billing, posting and maintaining of complete records applicable thereto, (b) the taking of such action with respect to the Receivables as the Lender may request or in the absence of such request, as each of the Borrowers and each of the Subsidiaries may deem advisable; and (c) the granting, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to a Receivable and may take such other actions relating to the settling of any Account Debtor’s claim as may be commercially reasonable. The Lender may, at its option, at any time or from time to time after and during the continuance of an Event of Default hereunder, revoke the collection privilege given in this Agreement to any one or more of the Borrowers and each of the Subsidiaries by either giving notice of its assignment of, and Lien on the Collateral to the Account Debtors or giving notice of such revocation to the Borrowers. The Lender shall not have any duty to, and the Borrowers hereby release the Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral. The Lender shall be entitled at any time and from time to time after written notice to the Borrowers to confirm and verify Receivables.

6.1.16 Assignments of Receivables.

Each Borrower will promptly, upon request, execute and deliver to the Lender written assignments, in form and content acceptable to the Lender, of specific Receivables or groups of Receivables; provided, however, the Lien and/or security interest granted to the Lender under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Receivables within such assignments. Receivables so assigned shall secure payment of the Obligations and are not sold to the Lender whether or not any assignment thereof, which is separate from this Agreement, is in form absolute. The Borrowers agree that neither any assignment to the Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on the Lender any obligation or liability of any of the Borrowers with respect to that which is assigned and the Borrowers hereby agree jointly and severally to indemnify the Lender and hold the Lender harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities which may be incurred by or imposed upon the Lender by virtue of the assignment of and Lien on any Borrower’s rights, title and interest in, to, and under the Collateral.

6.1.17 Government Accounts.

The Borrowers will immediately notify the Lender if any of the Receivables in excess of One Hundred Thousand Dollars ($100,000) and having a remaining term in excess of six (6) months arise out of contracts with the United States or with any other Governmental Authority, and, as appropriate, execute any documents and take any steps required by the Lender in order that all moneys due and to become due under such contracts shall be assigned to the Lender and notice thereof given to the Governmental Authority under the Federal Assignment of Claims Act or any other applicable Laws.

6.1.18 Inventory.

With respect to the Inventory, the Borrowers and their Subsidiaries will: (a) keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the Borrowers’ and Subsidiaries’ cost therefore and the selling price thereof, all of which records shall be available to the officers, employees or agents of the Lender upon demand for inspection and copying thereof; (b) not store any Inventory with a bailee, warehouseman or similar Person without the Lender’s prior written consent, which consent may be conditioned on, among other things, delivery by the bailee, warehouseman or similar Person to the Lender of warehouse receipts, in form acceptable to the Lender, in the name of the Lender evidencing the storage of Inventory and the interests of the Lender therein; and (c) permit the Lender and its agents or representatives to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition upon prior notice at any time or times hereafter during the Borrowers’ and Subsidiaries’ usual business hours or at other reasonable times. The Borrowers and their Subsidiaries shall be permitted to sell their Inventory in the ordinary course of business until the occurrence of an Event of Default.

6.1.19 Maintenance of the Collateral.

The Borrowers will maintain the Collateral in good working order, saving and excepting ordinary wear and tear, and will not permit anything to be done to the Collateral that may materially impair the value thereof. The Lender shall not have any duty to, and the Borrowers hereby release the Lender from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to, preserve any rights against any other party with an interest in the Collateral.

6.1.20 Equipment.

The Borrowers shall (a) maintain all Equipment as personalty, (b) not affix any Equipment to any real estate in such manner as to become a fixture or part of such real estate, and (c) shall hold no Equipment on a sale on approval basis. The Borrowers hereby declare their intent that, notwithstanding the means of attachment, no goods of the Borrowers hereafter attached to any realty shall be deemed a fixture, which declaration shall be irrevocable, without the Lender’s consent, until all of the Obligations have been paid in full and all of the Commitments and Letters of Credit have been terminated or have expired.

6.1.21 Defense of Title and Further Assurances.

At their expense, the Borrowers will defend the title to the Collateral (and any part thereof), and will immediately execute, acknowledge and deliver any renewal, affidavit, deed, assignment, security agreement, certificate or other document which the Lender may require in order to perfect, preserve, maintain, continue, protect and/or extend the Lien granted to the Lender under this Agreement or under any of the other Financing Documents and the first priority of that Lien, subject only to the Permitted Liens. The Borrowers hereby authorize the filing of any financing statement or continuation statement required under the Uniform Commercial Code. The Borrowers will from time to time do whatever the Lender may require by way of obtaining, executing, delivering, and/or filing landlords’ or mortgagees’ waivers, notices of assignment and other notices and amendments and renewals thereof and the Borrowers will take any and all steps and observe such formalities as the Lender may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral, subject to the Permitted Liens. The Borrowers shall pay to the Lender on demand all taxes, costs and expenses incurred by the Lender in connection with the preparation, execution, recording and filing of any such document or instrument. To the extent that the proceeds of any of the Accounts or Receivables of the Borrowers are expected to become subject to the control of, or in the possession of, a party other than the Borrowers, the Borrowers shall cause all such parties to execute and deliver on the Closing Date security documents or other documents as requested by the Lender and as may be necessary to evidence and/or perfect the security interest of the Lender in those proceeds. Each Borrower hereby irrevocably appoints the Lender as the Borrower’s attorney-in-fact, with power of substitution, in the name of the Lender or in the name of the Borrower or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrowers and without notice to the Borrowers, to execute and deliver any and all of the instruments and other documents and take any action which the Lender may require pursuant the foregoing provisions of this Section 6.1.21.

6.1.22 Business Names; Locations.

Each of the Borrowers will notify and cause each of their Subsidiaries to notify the Lender not less than thirty (30) days prior to (a) any change in the name under which the Borrower or the applicable Subsidiary conducts its business, (b) any change of the location of the chief executive office of the applicable Borrower or the applicable Subsidiary, and (c) the opening of any new place of business or the closing of any existing place of business, and (d) any change in the location of the places where the Collateral, or any part thereof, or the books and records, or any part thereof, are kept.

6.1.23 Use of Premises and Equipment.

The Borrowers agree that until the Obligations are fully paid and all of the Commitments and the Letters of Credit have been terminated or have expired, the Lender (a) after and during the continuance of an Event of Default, may use any of the Borrowers’ owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (b) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Borrowers’ owned or leased property.

6.1.24 Protection of Collateral.

The Borrowers agree that the Lender may at any time following an Event of Default take such steps as the Lender deems reasonably necessary to protect the interest of the Lender in, and to preserve the Collateral, including, the hiring of such security guards or the placing of other security protection measures as the Lender deems appropriate, may employ and maintain at any of the Borrowers’ premises a custodian who shall have full authority to do all acts necessary to protect the interests of the Lender in the Collateral and may lease warehouse facilities to which the Lender may move all or any part of the Collateral to the extent commercially reasonable. The Borrowers agree to cooperate fully with the Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Lender may reasonably direct. All of the Lender’s expenses of preserving the Collateral, including any reasonable expenses relating to the compensation and bonding of a custodian, shall be part of the Enforcement Costs.

6.1.25 Appraisals.

Whenever a Default or an Event of Default exists, the Borrowers shall, at their expense, provide the Lender with appraisals or updates thereof of any or all of the Collateral from an appraiser and in form in all respects satisfactory to the Lender.

Section 6.2 Negative Covenants.

So long as any of the Obligations or the Commitments shall be outstanding hereunder, the Borrowers agree with the Lender as follows:

6.2.1 Capital Structure, Merger, Acquisition or Sale of Assets.

None of the Borrowers will alter or amend its capital structure, authorize any additional class of equity, issue any stock or equity of any class, enter into any merger or consolidation or amalgamation, windup or dissolve itself (or suffer any liquidation or dissolution) or acquire all or substantially all the assets of any Person, or sell, lease or otherwise dispose of any of its assets (except Inventory disposed of in the ordinary course of business prior to an Event of Default), provided, that, not withstanding the foregoing, Argan may grant stock options pursuant to a stock option plan approved by its Board of Directors. Any consent of the Lender to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition. Notwithstanding anything set forth in this Section to the contrary, the Lender agrees that it will not unreasonably withhold its consent to one or more of the Borrowers creating one or more wholly owned operating Subsidiaries (collectively, the “Operating Subsidiary”) and transferring substantially all of its assets to the Operating Subsidiary, provided, that at the time of such transfer and after giving effect thereto, each of the following conditions is met: (a) no Default or Event of Default has occurred and is continuing or would occur as a result of such event; (b) the Lender shall have received and reviewed the pro forma projections of the Borrowers (in form and detail satisfactory to the Lender in its reasonable discretion) taking into effect the Operating Subsidiary, which pro forma projections demonstrate the Borrowers’ continued compliance with all of the material terms of this Agreement throughout the term hereof; (c) the Lender shall have received a written summary of the revised capital structure of the Borrowers and the Operating Subsidiary; (d) Argan shall own one hundred percent (100%) of the outstanding stock of the Operating Subsidiary; (e) the Lender shall have received copies of all organizational documents for the Operating Subsidiary, including without limitation an incumbency certificate and resolution; (f) the Borrowers shall at the Borrowers’ expense cause the Operating Subsidiary to be added as a co-obligor on this Agreement and the Financing Documents pursuant to an Additional Borrower Joinder Supplement and deliver such additional Financing Documents, instruments, and opinions as the Lender may reasonably require to cause all of the assets of the Operating Subsidiary to be subject to a first Lien security interest in favor of the Lender.

6.2.2 Subsidiaries.

None of the Borrowers will create or acquire any Subsidiaries other than the Subsidiaries identified on the Collateral Disclosure List, without the prior written consent of the Lender.

6.2.3 Issuance of Stock.

Except as set forth on Schedule 6.2.3 attached hereto, none of the Borrowers will issue, or grant any option or right to purchase, any of its capital stock.

6.2.4 Purchase or Redemption of Securities, Dividend Restrictions.

None of the Borrowers will purchase, redeem or otherwise acquire any shares of its capital stock or warrants now or hereafter outstanding, declare or pay any dividends thereon (other than stock dividends), apply any of its property or assets to the purchase, redemption or other retirement of, set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, make any distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of any Borrower, or any warrants, permit any Subsidiary to purchase or acquire any shares of any class of capital stock of, or warrants issued by, any Borrower, make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem any Indebtedness for Borrowed Money other than the Obligations (collectively, “Restricted Payments”), except that, so long as at the time and after giving effect to any Restricted Payment, no Default shall have occurred or would result therefrom, each of SMC, Vitarich, GPS, GP, GPSC and GPH may make Restricted Payments to Argan.

6.2.5 Indebtedness.

None of the Borrowers will create, incur, assume or suffer to exist any Indebtedness for Borrowed Money or permit any Subsidiary to do so, except:

(a) the Obligations;

(b) current accounts payable arising in the ordinary course;

(c) Indebtedness secured by Permitted Liens;

(d) Subordinated Indebtedness;

(e) Indebtedness resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(f) Indebtedness of the Borrowers existing on the date hereof and reflected on the financial statements furnished pursuant to Section 4.1.11 (Financial Condition);

(g) Assumed Indebtedness of the Acquired Companies incurred pursuant to the Acquisition and Indebtedness of the Acquired Companies incurred after the Closing Date in the ordinary course of business, in each such case, owed to Travelers; and

(h) Any extensions, renewals or replacements of Indebtedness described in clauses (c) and (e) above, which do not increase the amount of such Indebtedness.

6.2.6 Investments, Loans and Other Transactions.

Except as otherwise provided in this Agreement, none of the Borrowers will, or will permit any of its Subsidiaries to, (a) make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a Fixed or Capital Asset of any Borrower or any Subsidiary) or any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership), (b) guaranty or otherwise become contingently liable for the Indebtedness or obligations of any Person, or (c) make any loans or advances, or otherwise extend credit to any Person, except:

(i) any loan or advance to an officer or employee of any Borrower or any Subsidiary, provided that the aggregate amount of all such loans advances by all of the Borrowers and their Subsidiaries (taken as a whole) outstanding at any time shall not exceed Twenty Five Thousand Dollars ($25,000);

(ii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iii) any investment in Cash Equivalents, which are pledged to the Lender as collateral and security for the Obligations;

(iv) trade credit extended to customers in the ordinary course of business;

(v) investments of the Acquired Companies held in investment accounts, as set forth in detail and disclosed on the Schedule 2.1.5 attached hereto; and

(vi) investments in the Acquired Companies under the Acquisition Documentation.

6.2.7 Stock of Subsidiaries.

None of the Borrowers will sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary into any of the Borrowers or another Wholly Owned Subsidiary of any of the Borrowers or with the dissolution of any Subsidiary) or permit any Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

6.2.8 Subordinated Indebtedness.

None of the Borrowers will, nor will permit any Subsidiary to make:

(a) any payment of principal of, or interest on, any of the Subordinated Indebtedness, if a Default or an Event of Default then exists hereunder or would result from such payment;

(b) any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder;

(c) any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; or

(d) payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity or mandatory prepayment).

6.2.9 Liens; Confessed Judgment.

Each Borrower agrees that it (a) will not create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except for Liens securing the Obligations and Permitted Liens, (b) will not agree to, assume or suffer to exist any provision in any instrument or other document for confession of judgment, cognovit or other similar right or remedy, (c) will not enter into any contracts for the consignment of goods, will not execute or suffer the filing of any financing statements or the posting of any signs giving notice of consignments, and will not, as a material part of its business, engage in the sale of goods belonging to others, and (d) will not allow or suffer to exist the failure of any Lien described in the Security Documents to attach to, and/or remain at all times perfected on, any of the property described in the Security Documents.

6.2.10 Transactions with Affiliates.

None of the Borrowers nor any of their Subsidiaries will enter into or participate in any transaction with any Affiliate other than transactions in the ordinary course of business on fair and reasonable terms no less favorable to the Borrowers than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate, with the officers, directors, employees and other representatives of any Borrower and/or any Subsidiary.

6.2.11 Other Businesses.

None of the Borrowers nor any of their Subsidiaries will engage directly or indirectly in any business other than its current line of business described elsewhere in this Agreement.

6.2.12 ERISA Compliance.

None of the Borrowers nor any Commonly Controlled Entity shall: (a) engage in or permit any “prohibited transaction” (as defined in ERISA); (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any pension plan in a manner which could result in the imposition of a lien on the property of any Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multi-employer Plan; or (e) incur a complete or partial withdrawal with respect to any Multi-employer Plan.

6.2.13 Prohibition on Hazardous Materials.

None of the Borrowers shall place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, operated or controlled by any Borrower or for which any Borrower is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course of a Borrower’s business expressly described in this Agreement.

6.2.14 Method of Accounting; Fiscal Year.

Each Borrower agrees that:

(a) it shall not change the method of accounting employed in the preparation of any financial statements furnished to the Lender under the provisions of Section 6.1.1 (Financial Statements), unless required to conform to GAAP and on the condition that the Borrowers’ accountants shall furnish such information as the Lender may request to reconcile the changes with the Borrowers’ prior financial statements

(b) it will not change its fiscal year from a year ending on January 31.

6.2.15 Compensation.

None of the Borrowers nor any Subsidiary will pay any bonuses, fees, compensation, commissions, salaries, drawing accounts, or other payments (cash and non-cash), whether direct or indirect, to any stockholders, Subsidiary, or any Affiliate, other than reasonable compensation (including bonuses) for actual services rendered by stockholders in their capacity as officers or employees of each Borrower or Subsidiary.

6.2.16 Transfer of Collateral.

Except as set forth on Schedule 6.2.16, none of the Borrowers nor any of their Subsidiaries will transfer, or permit the transfer, of the Collateral or the books and records related to any of the Collateral to a location not disclosed on the Collateral Disclosure List, except for “mobile goods” and vehicles being operated in the ordinary course of business.

6.2.17 Sale and Leaseback.

None of the Borrowers nor any of their Subsidiaries will directly or indirectly enter into any arrangement to sell or transfer all or any substantial part of its fixed assets and thereupon or within one (1) year thereafter rent or lease the assets so sold or transferred.

6.2.18 Disposition of Collateral.

None of the Borrowers will sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of the Collateral, except, prior to an Event of Default, dispositions expressly permitted elsewhere in this Agreement, the sale of Inventory in the ordinary course of business, and the sale of unnecessary or obsolete Equipment.

6.2.19 Interest Rate Protection Agreements.

On or prior to the date upon which the Lender makes the 2006 Term Loan and the Acquisition Term Loan, the Borrowers will obtain and at all times thereafter maintain in full force and effect one or more Interest Rate Protection Agreements with the Lender (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000), which effectively enables Borrowers (in a manner satisfactory to the Lender), as of any date, to protect themselves against fluctuations of interest rates as to a notional principal amount at least equal to (i) Seventy-Five Percent (75%) of the original principal amount of the 2006 Term Loan and (ii) Fifty Percent (50%) of the original principal amount of the Acquisition Term Loan; provided, however, that the Interest Rate Protection Agreement with respect to the Acquisition Term Loan shall only be required to be maintained for a period of thirty-six (36) months from the Closing Date. The Borrowers will not enter into or permit to exist or acquire any Interest Rate Protection Agreement except in the ordinary course of business to mitigate fluctuations of interest rates in respect of outstanding Indebtedness.

6.2.20 Amendments to Acquisition Documents

(a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrowers or any of its Subsidiaries pursuant to the Acquisition Documentation or any other document delivered in connection therewith such that after giving effect thereto such indemnities or licenses shall, in the reasonable determination of the Lender, be materially less favorable to the interests of the Borrowers or the Lender with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a material adverse effect.

6.2.21 Bonded Contracts

Each of Argan, SMC and Vitarich and any Subsidiary, now or hereinafter created, owned or acquired, other than the Acquired Companies, agrees that it will not purchase or hold goods purchased for use in a project that is the subject of any Bonded Contract, including, inventory, materials, supplies, tools, plant and equipment purchased for, installed in, used or acquired for use in the performance of any such Bonded Contracts and any related subcontracts.

ARTICLE VII
DEFAULT AND RIGHTS AND REMEDIES

Section 7.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

7.1.1 Failure to Pay.

The failure of the Borrowers to pay any of the Obligations within five (5) days of when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents.

7.1.2 Breach of Representations and Warranties.

Any representation or warranty made in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for the Borrowers), financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect, provided, however, if any representation or warranty referred to in this Section 7.1.2, made solely with respect to any Acquisition Company, shall prove to have been false or misleading when made in any material respect, so long as no Default shall have occurred or be continuing hereunder (irrespective of such events referred to in this Section 7.1.2 immediately preceding this proviso), the Borrowers shall not be in breach of this Section 7.1.2, if such misrepresentation or false warranty could not reasonably be expected to have a material adverse effect on (i) the ability of the Borrowers to perform the Obligations, (ii) the conduct of the Borrowers’ operations, (iii) the Borrowers’ consolidated financial condition, or (iii) the value of, or the ability of the Lender to realize upon, the Collateral.

7.1.3 Failure to Comply with Covenants.

Default shall be made by the Borrower in the due observance and performance of any covenant, condition or agreement contained in Sections 6.1.1 or 6.1.14 hereof or in Section 6.2 hereof.

7.1.4 Other Defaults.

Default shall be made by the Borrower in the due observance or performance of any other term, covenant or agreement herein contained (other than as set forth in Section 7.1.3 above), which default shall remain unremedied for thirty (30) days after written notice thereof to the Borrower by the Lender.

7.1.5 Default Under Other Financing Documents or Obligations.

A default shall occur under any of the other Financing Documents or under any other Obligations, and such default is not cured within any applicable grace period provided therein.

7.1.6 Receiver; Bankruptcy.

Any Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take corporate action for the purposes of effecting any of the foregoing, (f) by any act indicate its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for any of its property, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of sixty (60) days, or (g) by any act indicate its consent to, approval of or acquiescence in any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of any Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of any Borrower’s or any Subsidiary’s assets.

7.1.7 Involuntary Bankruptcy, etc.

(a) An order for relief shall be entered in any involuntary case brought against any Borrower or any Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against any Borrower or any Subsidiary and shall not be dismissed within sixty (60) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than any Borrower or any Subsidiary (i) adjudicating any Borrower, or any Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of any Borrower or of any Subsidiary, or of a material portion of any Borrower’s or any Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of any Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of any Borrower’s or any Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

7.1.8 Judgment.

Unless adequately insured in the opinion of the Lender, the entry of a final judgment for the payment of money involving more than One Hundred Thousand Dollars ($100,000) against any Borrower or any Subsidiary, and the failure by such Borrower or such Subsidiary to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

7.1.9 Execution; Attachment.

Any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

7.1.10 Default Under Other Borrowings.

Default shall be made with respect to any Indebtedness for Borrowed Money of any of the Borrowers (other than the Loans) if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause such Indebtedness for Borrowed Money to become due prior to its stated maturity.

7.1.11 Challenge to Agreements.

Any Borrower shall challenge the validity and binding effect of any provision of any of the Financing Documents or shall state its intention to make such a challenge of any of the Financing Documents or any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected first priority Lien (except for Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby.

7.1.12 Material Adverse Change.

The Lender, in its sole discretion, determines in good faith that a material adverse change has occurred in the financial condition of any of the Borrowers.

7.1.13 Impairment of Position.

The Lender, in its sole discretion, determines in good faith that an event has occurred which impairs in any material respect the prospect of payment of any of the Obligations and/or the value of the Collateral.

7.1.14 Liquidation, Termination, Dissolution, Change in Responsible Officers.

Any Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations or if Rainer Bosselmann or Arthur Trudel at any time cease to be actively involved in the daily management of any Borrower without the prior written consent of the Lender.

7.1.15 Swap Default.

An event occurs which gives the Lender the right or option to terminate any Swap Contract which is secured by the Collateral.

7.1.16 Travelers Default.

Any Borrower shall receive from Travelers any notice of the occurrence of a default under the Travelers Letter Agreement.

Section 7.2 Remedies.

Upon the occurrence of any Event of Default, the Lender may, in the exercise of its sole and absolute discretion from time to time, at any time thereafter exercise any one or more of the following rights, powers or remedies:

7.2.1 Acceleration.

The Lender may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrowers hereby waive.

7.2.2 Further Advances.

The Lender may from time to time without notice to the Borrowers suspend, terminate or limit any further advances, loans or other extensions of credit under the Commitments, under this Agreement and/or under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default specified in Section 7.1.6 (Receiver; Bankruptcy) or Section 7.1.7 (Involuntary Bankruptcy, etc.), the Revolving Credit Commitment and any agreement in any of the Financing Documents to provide additional credit and/or to issue Letters of Credit shall immediately and automatically terminate and the unpaid principal amount of the Notes (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers.

7.2.3 Uniform Commercial Code.

The Lender shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by the Lender, the Borrowers shall assemble the Collateral and make it available to the Lender, at a place designated by the Lender. The Lender or its agents may without notice from time to time enter upon any Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by the Lender with respect to the Collateral which is sent by regular mail, postage prepaid, to the Borrowers at the address set forth in Section 8.1 (Notices), or such other address of the Borrowers which may from time to time be shown on the Lender’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to the Borrowers. The Lender may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require the Lender to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, the Borrowers agree to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

The Borrowers recognize that the Lender may be unable to effect a public sale of all or a part of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws. The Lender may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of the Lender that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. The Borrowers covenant and agree to do or cause to be done promptly all such acts and things as the Lender may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

7.2.4 Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, the Lender may (but shall be under no obligation to), at any time after the occurrence of an Event of Default, without notice to any of the Borrowers, and each Borrower hereby irrevocably appoints the Lender as its attorney-in-fact, with power of substitution, in the name of the Lender and/or in the name of any or all of the Borrowers or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrowers and without notice to the Borrowers:

(a) request any Account Debtor obligated on any of the Accounts to make payments thereon directly to the Lender, with the Lender taking control of the Proceeds thereof;

(b) compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c) make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d) copy, transcribe, or remove from any place of business of any Borrower or any Subsidiary all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to the Lender, make such use of any Borrower’s or any Subsidiary’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e) repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account Debtor;

(f) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i) endorse or sign the name of any Borrower upon any Items of Payment, certificates of title, Instruments, Investment Property, stock powers, documents, documents of title, financing statements, assignments, notices or other writing relating to or part of the Collateral and on any proof of claim in bankruptcy against an Account Debtor;

(j) notify the Post Office authorities to change the address for the delivery of mail to the Borrowers to such address or Post Office Box as the Lender may designate and receive and open all mail addressed to any of the Borrowers; and

(k) take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5 Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by the Lender to the payment first of any and all Enforcement Costs, and any balance of such proceeds will be applied to the Obligations in such order and manner as the Lender shall determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, the Borrowers shall remain liable to the Lender for any deficiency.

7.2.6 Performance by Lender.

The Lender without notice to or demand upon the Borrowers and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time after any Default or Event of Default make such payment or perform such act for the account and at the expense of the Borrowers, and may enter upon the premises of the Borrowers for that purpose and take all such action thereon as the Lender may consider necessary or appropriate for such purpose and each of the Borrowers hereby irrevocably appoints the Lender as its attorney-in-fact to do so, with power of substitution, in the name of the Lender, in the name of any or all of the Borrowers or otherwise, for the use and benefit of the Lender, but at the cost and expense of the Borrowers and without notice to the Borrowers. All sums so paid or advanced by the Lender together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by the Borrowers to the Lender on demand, and shall constitute and become a part of the Obligations.

7.2.7 Other Remedies.

The Lender may from time to time proceed to protect or enforce its rights by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Lender is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of any or all of the Borrowers now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, the Lender or any Affiliate of the Lender.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Notices.

All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrowers:	Argan Inc.
One Church Street, Suite 302
Rockville, Maryland 20850
Attention: Arthur F. Trudel
Chief Financial Officer

with a copy to:	Robinson & Cole LLP
280 Trumbull Street
Harford, CT 06103
Attention: Eileen P. Baldwin, Esq.

Lender:	Bank of America, N.A.
1101 Wootton Parkway, 4th Floor
Rockville, Maryland 20852
Attention: Michael J. Radcliffe, SVP

with a copy to:	Troutman Sanders LLP
1660 International Drive, Suite 600
McLean, Virginia 22102
Attention: Richard M. Pollak, Esq.

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

Section 8.2 Amendments; Waivers.

This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrowers. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing signed by the Lender. No course of dealing between the Borrowers and the Lender and no act or failure to act from time to time on the part of the Lender shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws.

Without implying any limitation on the foregoing:

(a) Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as the Lender may specify in any such instrument.

(b) No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

(c) No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance.

(d) No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude the Lender from exercising any such right, power or remedy at any time or times.

(e) By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

Section 8.3 Cumulative Remedies.

The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as the Lender shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws. In order to entitle the Lender to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement. Without limiting the generality of the foregoing and subject to the terms of this Agreement, the Lender may:

(a) proceed against any one or more of the Borrowers with or without proceeding against any other Person (who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations;

(b) proceed against any one or more of the Borrowers with or without proceeding under any of the other Financing Documents or against any Collateral or other collateral and security for all or any part of the Obligations;

(c) without reducing or impairing the obligation of the Borrowers and without notice, release or compromise with any guarantor or other Person liable for all or any part of the Obligations under the Financing Documents or otherwise;

(d) without reducing or impairing the obligations of the Borrowers and without notice thereof:

(i) fail to perfect the Lien in any or all Collateral or to release any or all the Collateral or to accept substitute Collateral;

(ii) approve the making of advances under the Revolving Loan under this Agreement;

(iii) waive any provision of this Agreement or the other Financing Documents;

(iv) exercise or fail to exercise rights of set-off or other rights; or

(v) accept partial payments or extend from time to time the maturity of all or any part of the Obligations.

Section 8.4 Severability.

In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:

(a) the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;

(b) the obligation to be fulfilled shall be reduced to the limit of such validity;

(c) if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of the Lender, all of the Obligations of the Borrowers to the Lender shall become immediately due and payable; and

(d) if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 8.5 Assignments by Lender.

The Lender may, without notice to or consent of the Borrowers, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of the Lender’s Commitments. The Lender and its Assignee shall notify the Borrowers in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, the Lender, the Borrowers and the Assignee shall execute and deliver a written assignment agreement in a form acceptable to the Lender, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of the Lender following an assignment made in accordance with this Section 8.5, the Borrowers shall issue new Notes to the Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by the Lender, provided the Lender shall have used good faith efforts to obtain a confidentiality agreement from any such Assignee.

In addition, notwithstanding the foregoing, the Lender may at any time pledge all or any portion of the Lender’s rights under this Agreement, any of the Commitments or any of the Obligations to a Federal Reserve Bank.

Section 8.6 Participations by Lender.

The Lender may at any time sell to one or more financial institutions participating interests in any of the Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve the Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) the Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Financing Documents.

Section 8.7 Disclosure of Information by Lender.

In connection with any sale, transfer, assignment or participation by the Lender in accordance with Section 8.5 (Assignments by Lender) or Section 8.6 (Participations by Lender), the Lender shall have the right to disclose to any actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise.

Section 8.8 Successors and Assigns.

This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Lender.

Section 8.9 Continuing Agreements.

All covenants, agreements, representations and warranties made by the Borrowers in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by the Lender of the Loans, the issuance of Letters of Credit and the execution and delivery of the Notes, shall be binding upon the Borrowers regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid. From time to time upon the Lender’s request, and as a condition of the release of any one or more of the Security Documents, the Borrowers and other Persons obligated with respect to the Obligations shall provide the Lender with such acknowledgments and agreements as the Lender may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Lender and/or any of its agents and others, or to the extent there are, the same are waived and released.

Section 8.10 Enforcement Costs.

The Borrowers agree to pay to the Lender on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate. Enforcement Costs shall be immediately due and payable at the time advanced or incurred, whichever is earlier. Without implying any limitation on the foregoing, the Borrowers agree, as part of the Enforcement Costs, to pay upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 8.11 Applicable Law; Jurisdiction.

8.11.1 Applicable Law.

Borrowers acknowledge and agree that the Financing Documents, including, this Agreement, shall be governed by the Laws of the State, as if each of the Financing Documents and this Agreement had each been executed, delivered, administered and performed solely within the State even though for the convenience and at the request of the Borrowers, one or more of the Financing Documents may be executed elsewhere. The Lender acknowledges, however, that remedies under certain of the Financing Documents that relate to property outside the State may be subject to the laws of the state in which the property is located.

8.11.2 Submission to Jurisdiction.

The Borrowers irrevocably submit to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. Each of the Borrowers irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Borrowers and may be enforced in any court in which the Borrowers are subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon the Borrowers in one of the manners specified in this Section or as otherwise permitted by applicable Laws.

8.11.3 Appointment of Agent for Service of Process.

The Borrowers hereby irrevocably designate and appoint CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as the Borrowers’ authorized agent to receive on the Borrowers’ behalf service of any and all process that may be served in any suit, action or proceeding of the nature referred to in this Section in any state or federal court sitting in the State. If such agent shall cease so to act, the Borrowers shall irrevocably designate and appoint without delay another such agent in the State satisfactory to the Lender and shall promptly deliver to the Lender evidence in writing of such other agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

8.11.4 Service of Process.

Each of the Borrowers hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by (a) the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Borrower at the Borrower’s address designated in or pursuant to Section 8.1  (Notices), and (b) serving a copy thereof upon the agent, if any, designated and appointed by the Borrower as the Borrower’s agent for service of process by or pursuant to this Section. The Borrowers irrevocably agree that such service (y) shall be deemed in every respect effective service of process upon the Borrowers in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrowers. Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law or limit the right of the Lender otherwise to bring proceedings against the Borrowers in the courts of any jurisdiction or jurisdictions.

Section 8.12 Duplicate Originals and Counterparts.

This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

Section 8.13 Headings.

The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 8.14 No Agency.

Nothing herein contained shall be construed to constitute the Borrowers as the agent of the Lender for any purpose whatsoever or to permit the Borrowers to pledge any of the credit of the Lender. The Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. The Lender shall not, by anything herein or in any of the Financing Documents or otherwise, assume any of the Borrowers’ obligations under any contract or agreement assigned to the Lender, and the Lender shall not be responsible in any way for the performance by the Borrowers of any of the terms and conditions thereof, except for losses which are the direct result of the Lender’s gross negligence or willful misconduct.

Section 8.15 Date of Payment.

Should the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

Section 8.16 Entire Agreement.

This Agreement is intended by the Lender and the Borrowers to be a complete, exclusive and final expression of the agreements contained herein. Neither the Lender nor the Borrowers shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

Section 8.17 Waiver of Trial by Jury.

THE BORROWERS AND THE LENDER HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE COLLATERAL. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

This waiver is knowingly, willingly and voluntarily made by the Borrowers and the Lender, and the Borrowers and the Lender hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Borrowers and the Lender further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

Section 8.18 Liability of the Lender.

The Borrowers hereby agree that the Lender shall not be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by the Lender in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

By inspecting the Collateral or any other properties of the Borrowers or by accepting or approving anything required to be observed, performed or fulfilled by the Borrowers or to be given to the Lender pursuant to this Agreement or any of the other Financing Documents, the Lender shall not be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by the Lender.

Section 8.19 Indemnification.

The Borrowers agree to indemnify and hold harmless, Lender, the Lender’s parent and Affiliates and the Lender’s parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrowers to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default; (b) the use by the Borrowers of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrowers or any of their Affiliates by any other Person, or (ii) any Indemnified Party by the Borrowers in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, the Borrowers shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party. Any amount payable to the Lender under this Section will bear interest at the Post- Default Rate from the due date until paid.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

Borrowers:
WITNESS/ATTEST:	ARGAN, INC.

/s/ Arthur Trudel	By:	/s/ Rainer Bosselmann (SEAL)
Name: Rainer Bosselmann Title: Chairman and CEO

WITNESS/ATTEST:	SOUTHERN MARYLAND CABLE, INC

/s/ Rainer Bosselmann	By:	/s/ Arthur Trudel (Seal)
Name: Arthur Trudel Title: CFO

WITNESS/ATTEST:	VITARICH LABORATORIES, INC.

/s/ Rainer Bosselmann	By:	/s/ Arthur Trudel (Seal)
Name: Arthur Trudel Title: CFO

WITNESS/ATTEST:	GEMMA POWER, INC.

/s/ Rainer Bosselmann	By:	/s/ Arthur Trudel (Seal)
Name: Arthur Trudel Title: CFO

WITNESS/ATTEST:	GEMMA POWER SYSTEMS CALIFORNIA, INC.

/s/ Rainer Bosselmann	By:	/s/ Arthur Trudel (Seal)
Name: Arthur Trudel Title: CFO

WITNESS/ATTEST:	GEMMA POWER SYSTEMS, LLC

/s/ Joel M. Canino	By:	/s/ William F. Griffin, Jr. (Seal)
Name: William F. Griffin, Jr. Title: Manager

WITNESS/ATTEST:	GEMMA POWER HARTFORD, LLC

/s/ Joel M. Canino	By:	/s/ William F. Griffin, Jr. (Seal)
Name: William F. Griffin, Jr. Title: Manager

WITNESS:	Lender: BANK OF AMERICA, N.A.

	By:	/s/ Michael J. Radcliffe (Seal)
Name: Michael J. Radcliffe Title: Senior Vice President